As filed with the Securities and Exchange Commission on July 6, 2010

Registration No. 333-167111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

See Table of Additional Co-Registrants Included in this Registration Statement

Delaware	3714	61-1109077
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7140 Office Circle

Evansville, Indiana 47715

(812) 962-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen A. Martin, Esq.
Vice President / General Counsel
Accuride Corporation
7140 Office Circle

Evansville, Indiana 47715
(812) 962-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Christopher D. Lueking, Esq.
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
(312) 876-7700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerate filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
7.5% Senior Convertible Notes	$174,604,997	(1)	100%(2)	$174,604,997	(2)(3)	$12,450
Common Stock, $0.01 par value	$383,974,333	(4)	$1.27(5)	$39,255,796	(5)	$2,799
Senior Guarantees	—		—	—		—	(6)
Total	—		—	$213,860,793		$15,249	(7)

(1)   Includes notes issuable as paid-in-kind interest through February 26, 2013.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)   Equals the aggregate principal amount of notes being registered.

(4)   Represents (a) the maximum number of shares of common stock issuable upon conversion of the notes registered hereby at a maximum conversion rate of 2,022.0742 shares of common stock for each $1,000 principal amount of notes (including shares issuable upon the conversion of notes issued as paid-in-kind interest), which is 353,064,258 shares, (b) 28,907,745 shares of common stock issued upon our emergence from bankruptcy (i) to certain entities as payment of a backstop fee in connection with the offering of the notes or (ii) in exchange for our prepetition securities, and (c) the maximum number of shares of common stock issuable upon exercise of certain warrants issued upon our emergence from bankruptcy held by certain selling securityholders, which is 2,002,330 shares. Pursuant to Rule 416 under the Securities Act, the registrants are also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions applicable to stock splits, stock dividends and similar transactions.

(5)   Estimated solely for the purpose of calculating the registration fee payable in connection with the 30,910,075 shares of common stock described in clauses (b) and (c) of the paragraph above.  The calculations of the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average high and low sale prices of our common stock as quoted on the OTC Bulletin Board on June 29, 2010.  No additional consideration will be received for the 353,064,258 shares of common stock issuable upon conversion of the notes, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(6)   The notes are guaranteed by the guarantors named in the table of Additional Co-Registrants. No separate consideration will be paid in respect of the guarantees pursuant to Rule 457(n) of the Securities Act.

(7)   A registration fee of $15,089 was previously paid in connection with the initial filing of this registration statement on May 26, 2010.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Co-Registrants

Exact Name as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification No.
Accuride Cuyahoga Falls, Inc.	Delaware	39-1949556
Accuride Distributing, LLC	Delaware	26-2493124
Accuride EMI, LLC	Delaware	N/A
Accuride Erie L.P.	Delaware	76-0534862
Accuride Henderson Limited Liability Company	Delaware	61-1318596
AOT Inc.	Delaware	34-1683088
AKW General Partner L.L.C.	Delaware	76-0534861
Bostrom Holdings, Inc.	Delaware	36-4129282
Bostrom Seating, Inc.	Delaware	39-1507179
Bostrom Specialty Seating, Inc.	Delaware	36-4264182
Brillion Iron Works, Inc.	Delaware	39-1506942
Erie Land Holding, Inc.	Delaware	20-2218018
Fabco Automotive Corporation	Delaware	13-3369802
Gunite Corporation	Delaware	13-3369803
Imperial Group Holding Corp. – 1	Delaware	36-4284007
Imperial Group Holding Corp. – 2	Delaware	36-4284009
Imperial Group, L.P.	Delaware	36-4284012
JAII Management Company	Delaware	N/A
Transportation Technologies Industries, Inc.	Delaware	25-3535407
Truck Components Inc.	Delaware	36-3535407

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 6, 2010

PROSPECTUS

Accuride Corporation

$140,000,000 7.5% Senior Convertible Notes due 2020

Shares of Common Stock

On February 26, 2010, upon our emergence from Chapter 11 bankruptcy proceedings and pursuant to the plan of reorganization confirmed by the bankruptcy court on February 18, 2010, which we refer to as the Plan of Reorganization, among other things, we issued (i) $140,000,000 aggregate principal amount of our 7.5% Senior Convertible Notes due 2020, which we refer to as the notes, (ii) shares of our postpetition common stock, which we refer to as common stock, in exchange for our prepetition 8.5% Senior Subordinated Notes due 2015, which we refer to as the old subordinated notes, and for our prepetition common stock, which we refer to as the old common stock, (iii) shares of our common stock to parties that backstopped the offering of the notes, whom we refer to as the backstop providers and (iv) warrants, which we refer to as the warrants, in exchange for our prepetition common stock. This prospectus will be used by selling securityholders to resell (a) the notes, (b) the common stock issuable upon conversion of the notes, (c) certain shares of common stock issued to the backstop providers, whether pursuant to the backstop or otherwise, on the effective date of the Plan of Reorganization, as described in clauses (ii) and (iii) of the preceding sentence and (d) the common stock issuable upon exercise of the warrants issued to certain backstop providers. We refer to the common stock being registered pursuant to clauses (c) and (d) of the preceding sentence as backstop provider common stock and to the common stock being registered pursuant to clauses (b), (c) and (d) of the preceding sentence collectively as registrable common stock.

The notes will bear interest at a rate of 7.5% per annum and will mature on February 26, 2020.  The first six interest payments will be paid-in-kind, which we refer to as PIK, interest.  Thereafter, beginning on August 26, 2013, interest on the notes will be paid in cash.  Holders may convert the notes at their option at any time prior to the close of business on the second trading day immediately preceding the maturity date at an initial conversion rate of 1,333.3333 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of $0.75 per share of common stock.  The conversion rate is subject to adjustment in some events, including for dilution upon the payment of PIK interest.  We will not receive any proceeds from the sale by the selling securityholders of the notes or the registrable common stock. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration and sale of the notes and the registrable common stock.

You should read this prospectus carefully before you invest in our securities.  You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before you make your investment decision.

Our common stock is quoted on the OTC Bulletin Board, which we refer to as the OTCBB, under the symbol “ACUZ.”  The last reported sale price of our common stock on the OTCBB on July 2, 2010 was $1.19 per share.

Investing in shares of our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks in “Risk Factors” on page 4 of this prospectus.

The complete mailing address and telephone number of our principal executive offices is:

Accuride Corporation
7140 Office Circle

Evansville, Indiana 47715
(812) 962-5000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2010.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus or to which we have referred you.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.  You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of this prospectus.  Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus.

In this prospectus, unless otherwise stated or the context otherwise requires, “the Company”, “we”, “our”, and “us” refers to Accuride Corporation and its subsidiaries.

Our Company

We are one of the largest manufacturers and suppliers of commercial vehicle components in North America, offering one of the broadest product lines in the commercial vehicle industry.  We believe that we have the number one or number two market position in a variety of heavy- and medium-duty commercial vehicle products including: steel wheels, forged aluminum wheels, brake drums, disc wheel hubs, metal bumpers and seating assemblies. We market our products under some of the most recognized brand names in the industry, including Accuride, Bostrom, Brillion, Fabco, Gunite, Highway  Original and Imperial. We have long-standing relationships with the leading original equipment manufacturers, which we refer to as OEMs, and the related aftermarket channels in most major segments of the commercial vehicle market, including heavy- and medium-duty trucks, commercial trailers, light trucks, buses, as well as specialty and military vehicles.

Our principal executive offices are located at 7140 Office Circle, Evansville, Indiana 47715 and our telephone number at that address is (812) 962-5000.

The Offering

The following summary contains basic information about the notes and the registrable common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of these securities, please refer to the indenture governing the notes and the sections of this prospectus entitled “Description of Notes” and “Description of Capital Stock.”  For purposes of the summary below, references to “the Company”, “us”, “we” and “our” refer only to Accuride Corporation and do not include our subsidiaries.

Issuer	Accuride Corporation, a Delaware corporation.

Securities

$140,000,000 (initially, and up to $174,604,997 after the payment of PIK interest) principal amount of 7.5% Senior Convertible Notes due 2020 and common stock, par value $0.01 per share, of Accuride Corporation.

Maturity of the Notes	February 26, 2020, unless earlier redeemed, repurchased or converted.

Interest on the Notes	The notes bear interest at a rate of 7.5% per annum. The first six interest payments will be PIK interest. Thereafter, beginning on August 26, 2013, interest on the notes will be paid in cash.

Conversion Rights of the Notes

Holders of the notes may convert their notes at any time before the close of business on the second business day immediately preceding the maturity date of the notes, subject to the terms and conditions set forth in the indenture governing the notes. The initial conversion rate of the notes is 1,333.3333 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $0.75 per share of common stock. Upon conversion, a holder of notes shall not receive any payment of an installment of interest for accrued and unpaid interest except in the limited circumstances set forth in the indenture governing the notes.

The conversion rate is subject to adjustment in some events, including for dilution upon the payment of PIK interest.   Based on the initial conversion rate, as of the effective date of the Plan of Reorganization, the $140.0 million aggregate principal amount of notes outstanding were convertible into 186,666,662 shares of common stock.  After taking into account the issuance of all six payments of PIK interest and the adjustments to the conversion resulting from such issuances (but no other issuances, adjustments or events that may occur), the notes would be convertible into 353,064,258 shares of common stock.

Voting Rights; Dividends

Holders of the notes are entitled to exercise all the voting rights associated with our common stock on an as-converted basis.

In addition to interest payable on the notes, holders of the notes are entitled to receive amounts equal to the aggregate amount of any cash dividends or distributions that would have been paid on the common stock into which the notes are then convertible, other than in-kind dividends and distributions, which shall be distributed to the holders of the notes on an as-converted basis.

Optional Redemption of the Notes

The notes are redeemable by us, in whole but not in part, at any time on or after February 26, 2013, at a price equal to 100% of the principal amount of the notes to be redeemed, plus, subject to certain limitations, any accrued and unpaid interest and special interest, if any, up to the redemption date; provided, that (i) our common stock is listed on a national stock exchange, (ii) the average weekly trading volume of our common stock as reported by such national stock exchange during the four week period prior to conversion is equal to or greater than 3.0% of the total number of outstanding shares of common stock immediately prior to the redemption and (iii) for twenty of the preceding thirty consecutive trading days, our common stock has had a closing sale price at least equal to 2.25 times the then effective conversion price.

Repurchase of the Notes upon a Change of Control

If a change of control occurs, subject to certain limitations set forth in the indenture governing the notes, holders of the notes will have the option to require us to purchase all or any portion of your notes at price equal to 101% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest, including any special interest, to but excluding the change in control repurchase date.

Guarantees of the Notes

The notes are guaranteed by all of our domestic subsidiaries that guarantee the senior credit facility (as defined below) and any other subsidiary that executes a supplemental indenture providing for a guarantee of payment of the notes. The guarantees may be released under certain circumstances as set forth in the indenture governing the notes, as described under “Description of Notes—Guarantees.”

Ranking of the Notes and Guarantees

The notes are our general unsecured obligations that rank senior in right of payment to all future obligations that are expressly subordinated in right of payment to the notes. The notes rank equally in right of payment with all of our existing and future obligations that are not so subordinated. The notes effectively rank junior to any of our secured obligations to the extent of the value of the assets securing such obligations. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured obligations will be available to pay obligations on the notes only after all obligations under such secured indebtedness has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes have a similar ranking with respect to seniority and secured and unsecured senior obligations of the guarantors as the notes do with respect to secured and unsecured senior obligations of the Company as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

Covenants of the Notes.

The indenture governing the notes contains covenants that restrict our and the guarantors’ ability to, among other things:

•   incur or guarantee additional indebtedness;

•   pay dividends, make certain investments or other restricted payments;

•   create liens;

•   enter into transactions with affiliates;

•   merge or consolidate, or otherwise dispose of all or substantially all of our and the guarantors’ assets; and

•   transfer or sell assets.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the registrable common stock.

Book-Entry Form of the Notes

The notes have been issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except as set forth in the indenture governing the notes.

Absence of a Public Market for the Notes

There is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to list the notes for trading on any national securities exchange or automated quotation system. Our common stock is listed on the OTC BB under the symbol “ACUZ.”

RISK FACTORS

Our business, operations and financial condition are subject to various risks. The market or trading price of our securities could decline due to any of these risks.  In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

Risks Related to Our Business and Industry

Current economic conditions, including those related to the credit markets and the commercial vehicle industry, may have a material adverse effect on our business, results of operations or financial condition.

Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies continuing into 2010. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, the availability and cost of credit, and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for Western and emerging economies.

Furthermore, the commercial vehicle supply industry in which we operate has traditionally been highly competitive and cyclical, and, as a result, has experienced significant downturns in connection with, or in anticipation of, declines in general economic conditions. Accordingly, the current general economic conditions have resulted in a severe downturn in the commercial vehicle supply industry resulting in a significant decline in our sales volume and necessitating our Chapter 11 bankruptcy filing in October 2009.  We cannot accurately predict how prolonged this downturn may be.

These economic conditions may impact our business in a number of ways, including:

•                  Limited Access to Capital Markets.  As a result of these overall market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Continued turbulence in the U.S. and international markets and economies and prolonged declines in business and consumer spending may affect our ability to refinance maturing liabilities and access the capital markets to meet our liquidity needs.

•                  Availability of Trade Credit.  We currently maintain trade credit with certain of our key suppliers and utilize such credit to purchase significant amounts of raw materials and other supplies with payment terms. As conditions in the commercial vehicle supply industry have become less favorable, key suppliers have been seeking to shorten trade credit terms or to require cash in advance for payment. If a significant number of our key suppliers were to shorten or eliminate our trade credit, our inability to finance large purchases of our key supplies and raw materials would increase our costs and negatively impact our liquidity and cash flow.

•                  Lower Sales Uncertainty.  Current and future economic conditions may cause our customers to defer purchases or our customers may be unable to obtain sufficient credit to finance purchases of our products and meet their payment obligations to us. Certain of our customers may also need us to extend additional credit commitments. A continuation of the current credit crisis could require us to make difficult decisions between increasing our level of customer financing or potentially losing sales to these customers.

•                  Reduced Pricing.  Any continued reduction in consumer and commercial spending and competitive threats may drive us to reduce product pricing, which would have a negative impact on gross profit. Moreover, reduced revenues as a result of a softening of the economy may also reduce our working capital and interfere with our short term and long term strategies.

The risks outlined above could have a material adverse effect on our business, results of operations or financial condition.

We rely on, and make significant operational decisions based in part upon, industry data and forecasts that may prove to be inaccurate.

We continue to operate in a challenging economic environment and our ability to maintain liquidity may be affected by economic or other conditions that are beyond our control and which are difficult to predict. The 2010 production forecasts by ACT Publications for the significant commercial vehicle markets that we serve, as of May 10, 2010, are as follows:

North American Class 8	141,000
North American Classes 5-7	116,385
U.S. Trailers	110,975

Based on the these production builds, we expect that our liquidity will be sufficient to fund currently anticipated working capital, capital expenditures, and debt service requirements for at least the next twelve months. However, if our net sales are significantly less than expectations, given the volatility and the calendarization of the production builds as well as the other markets that we serve, or due to the challenging credit markets, we could have insufficient liquidity, which could have a material adverse effect on our business, results of operations or financial condition.

The failure to realize cost savings under our cost restructuring plan could adversely affect our business.

During 2008 and 2009, and continuing into 2010, we implemented various cost reduction initiatives in response to, among other things, significant downturns in our industry. These initiatives have included aligning our workforce in response to slowdowns in the industry and consolidating certain of our facilities. We have recorded pre-tax restructuring expenses to cover costs associated with our cost reduction initiatives. We cannot assure you that these cost reduction initiatives will sufficiently help in returning us to profitability. Because our restructuring activities involve changes to many aspects of our business, the cost reductions could adversely impact productivity and sales to an extent we have not anticipated. Even if these activities generate the anticipated cost savings, there may be other unforeseeable and unintended factors or consequences that could adversely impact our profitability and business, including unintended employee attrition.

We have experienced significant historical, and may experience significant future, operating losses and net income losses which may hinder our ability to meet our debt service or working capital requirements.

As of March 31, 2010, the Company had a stockholders’ deficiency of $3.6 million.  The Company had operating income of $29.6 million in 2007 and operating losses of $276.6 million in 2008 and $65.1 million in 2009 and net income loss of $8.6 million in 2007, $328.3 million in 2008 and $140.1 million in 2009.  During the three months ended March 31, 2010, the Company recognized net income of $59.3 million related to reorganization items.  Even with the reduction in indebtedness through our recent reorganization under Chapter 11, future losses may continue.  We cannot assure you that we will recognize net income in future periods.  If we cannot generate net income or sufficient operating profitability, we may not be able to meet our debt service or working capital requirements.

We are dependent on sales to a small number of our major customers and on our status as standard supplier on certain truck platforms of each of our major customers.

Sales, including aftermarket sales, to Navistar, Inc., which we refer to as Navistar, PACCAR, Inc., which we refer to as PACCAR, Daimler Truck North America, which we refer to as DTNA, and Volvo Truck Corporation, which we refer to as Volvo/Mack, constituted approximately 19%, 16%, 14%, and 7%, respectively, of our 2009 net sales. No other customer accounted for more than 5% of our net sales for this period. The loss of any significant portion of sales to any of our major customers would likely have a material adverse effect on our business, results of operations or financial condition.

We are a standard supplier of various components at a majority of our major customers, which results in recurring revenue as our standard components are installed on most trucks ordered from that platform, unless the end user specifically requests a different product, generally at an additional charge. The selection of one of our products as a standard component may also create a steady demand for that product in the aftermarket. We may not maintain our current standard supplier positions in the future, and may not become the standard supplier for additional truck platforms. The loss of a significant standard supplier position or a significant number of standard supplier positions with a major customer could have a material adverse effect on our business, results of operations or financial condition.

We are continuing to engage in efforts intended to improve and expand our relations with each of Navistar, PACCAR, DTNA and Volvo/Mack. We have supported our position with these customers through direct and active contact with end users, trucking fleets, and dealers, and have located certain of our marketing personnel in offices near these customers and most of our other major customers. We may not be able to successfully maintain or improve our customer relationships so that these customers will continue to do business with us as they have in the past or be able to supply these customers or any of our other customers at current levels. The loss of a significant portion of our sales to Navistar, PACCAR, DTNA or Volvo/Mack could have a material adverse effect on our business, results of operations or financial condition. In addition, the delay or cancellation of material orders from, or problems at, Navistar, PACCAR, DTNA or Volvo/Mack, or any of our other major customers could have a material adverse effect on our business, results of operations or financial condition.

Increased cost or reduced supply of raw materials and purchased components may adversely affect our business, results of operations or financial condition.

Our business is subject to the risk of price increases and fluctuations and periodic delays in the delivery of raw materials and purchased components that are beyond our control. Our operations require substantial amounts of raw steel, aluminum, steel scrap, pig iron, electricity, coke, natural gas, sheet and formed steel, bearings, purchased components, fasteners, foam, fabrics, silicon sand, binders, sand additives, coated sand, and tube steel. Fluctuations in the delivery of these materials may be driven by the supply/demand relationship for material, factors particular to that material or governmental regulation for raw materials such as electricity and natural gas. In addition, if any of our suppliers seeks bankruptcy relief or otherwise cannot continue its business as anticipated or we cannot renew our supply contracts on favorable terms, the availability or price of raw materials could be adversely affected. Fluctuations in prices and/or availability of the raw materials or purchased components used by us, which at times may be more pronounced during periods of higher truck builds, may affect our profitability and, as a result, have a material adverse effect on our business, results of operations or financial condition. In addition, as described above, a shortening or elimination of our trade credit by our suppliers may affect our liquidity and cash flow and, as a result, have a material adverse effect on our business, results of operations or financial condition.

We use substantial amounts of raw steel and aluminum in our production processes. Although raw steel is generally available from a number of sources, we have obtained favorable sourcing by negotiating and entering into high-volume contracts with third parties with terms ranging from one to two years. We obtain raw steel and aluminum from various third-party suppliers. We may not be successful in renewing our supply contracts on favorable terms or at all. A substantial interruption in the supply of raw steel or aluminum or inability to obtain a supply of raw steel or aluminum on commercially desirable terms could have a material adverse effect on our business, results of operations or financial condition. We are not always able, and may not be able in the future, to pass on increases in the price of raw steel or aluminum to our customers on a timely basis or at all. In particular, when raw material prices increase rapidly or to significantly higher than normal levels, we may not be able to pass price increases through to our customers on a timely basis, if at all, which could adversely affect our operating margins and cash flow. Any fluctuations in the price or availability of raw steel or aluminum may have a material adverse effect on our business, results of operations or financial condition.

Steel scrap and pig iron are also major raw materials used in our business to produce our wheel-end and industrial components. Steel scrap is derived from, among other sources, junked automobiles, industrial scrap, railroad cars, agricultural and heavy machinery, and demolition steel scrap from obsolete structures, containers and machines. Pig iron is a low-grade cast iron that is a product of smelting iron ore with coke and limestone in a blast furnace. The availability and price of steel scrap and pig iron are subject to market forces largely beyond our control, including North American and international demand for steel scrap and pig iron, freight costs, speculation and foreign exchange rates. Steel scrap and pig iron availability and price may also be subject to governmental regulation. We are not always able, and may not be able in the future, to pass on increases in the price of steel scrap and pig iron to our customers. In particular, when raw material prices increase rapidly or to significantly higher than normal levels, we may not be able to pass price increases through to our customers on a timely basis, if at all, which could have a material adverse effect on our operating margins and cash flow. Any fluctuations in the price or availability of steel scrap or pig iron may have a material adverse effect on our business, results of operations or financial condition.

Our business is affected by the seasonality and regulatory nature of the industries and markets that we serve.

Our operations are typically seasonal as a result of regular customer maintenance and model changeover shutdowns, which typically occur in the third and fourth quarter of each calendar year. This seasonality may result in decreased net sales and profitability during the third and fourth fiscal quarters and have a material adverse effect on our business, results of operations or financial condition. In addition, federal and state regulations (including engine emissions regulations, tariffs, import regulations and other taxes) may have a material adverse effect on our business and are beyond our control.

Cost reduction and quality improvement initiatives by OEMs could have a material adverse effect on our business, results of operations or financial condition.

We are primarily a components supplier to the heavy- and medium-duty truck industries, which are characterized by a small number of OEMs that are able to exert considerable pressure on components suppliers to reduce costs, improve quality and provide additional design and engineering capabilities. Given the fragmented nature of the industry, OEMs continue to demand and receive price reductions and measurable increases in quality through their use of competitive selection processes, rating programs, and various other arrangements. We may be unable to generate sufficient production cost savings in the future to offset such price reductions. OEMs may also seek to save costs by relocating production to countries with lower cost structures, which could in turn lead them to purchase components from local suppliers with lower production costs. Additionally, OEMs have generally required component suppliers to provide more design engineering input at earlier stages of the product development process, the costs of which have, in some cases, been absorbed by the suppliers. Future price reductions, increased quality standards and additional engineering capabilities required by OEMs may reduce our profitability and have a material adverse effect on our business, results of operations or financial condition.

We operate in highly competitive markets.

The markets in which we operate are highly competitive. We compete with a number of other manufacturers and distributors that produce and sell similar products. Our products primarily compete on the basis of price, manufacturing and distribution capability, product design, product quality, product delivery and product service. Some of our competitors are companies, or divisions, units or subsidiaries of companies that are larger and have greater financial and other resources than we do. For these reasons, our products may not be able to compete successfully with the products of our competitors. In addition, our competitors may foresee the course of market development more accurately than we do, develop products that are superior to our products, have the ability to produce similar products at a lower cost than we can, or adapt more quickly than we do to new technologies or evolving regulatory, industry, or customer requirements. As a result, our products may not be able to compete successfully with their products. In addition, OEMs may expand their internal production of components, shift sourcing to other suppliers, or take other actions that could reduce the market for our products and have a negative impact on our business. We may encounter increased competition in the future from existing competitors or new competitors. We expect these competitive pressures in our markets to remain strong.

In addition, potential competition from foreign truck components suppliers, especially in the aftermarket, may lead to an increase in truck components imports into North America, adversely affecting our market share and negatively affecting our ability to compete. At present, competition from non-U.S. manufacturers is constrained in the markets in which we compete due to factors such as high shipping costs.  However, if the cost of fuel goes down, shipping costs would be significantly reduced, increasing the likelihood that foreign manufacturers will seek to increase their sales of truck components in North American markets.  Foreign truck components suppliers, including those in China, may in the future increase their currently modest share of the markets for truck components in which we compete. Some of these foreign suppliers may be owned, controlled or subsidized by their governments, and their decisions with respect to production, sales and exports may be influenced more by political and economic policy considerations than by prevailing market conditions. In addition, foreign truck components suppliers may be subject to less restrictive regulatory and environmental regimes that could provide them with a cost advantage relative to North American suppliers. Therefore, there is a risk that some foreign suppliers, including those in China, may increase their sales of truck components in North American markets despite decreasing profit margins or losses. If future trade cases do not provide relief from such potential trade practices, U.S. protective trade laws are weakened or international demand for trucks and/or truck components decreases, an increase of truck component imports into the United States may occur, which could have a material adverse effect on our business, results of operations or financial condition.

We face exposure to foreign business and operational risks, including foreign exchange rate fluctuations, and if we were to experience a substantial fluctuation, our profitability may change.

In the normal course of doing business, we are exposed to risks associated with changes in foreign exchange rates, particularly with respect to the Canadian dollar. From time to time, we use forward foreign exchange contracts, and other derivative instruments, to help offset the impact of the variability in exchange rates on our operations, cash flows, assets and liabilities. We had no outstanding foreign exchange forward contract instruments open at March 31, 2010. Factors that could further impact the risks associated with changes in foreign exchange rates include the accuracy of our sales estimates, volatility of currency markets and the cost and availability of derivative instruments.

In addition, changes in the laws or governmental policies in the countries in which we operate could have a material adverse effect on our business, results of operations or financial condition.

We may not be able to continue to meet our customers’ demands for our products and services.

We must continue to meet our customers’ demand for our products and services. However, we may not be successful in doing so. If our customers’ demand for our products and/or services exceeds our ability to meet that demand, we may be unable to continue to provide our customers with the products and/or services they require to meet their business needs. Factors that could result in our inability to meet customer demands include an unforeseen spike in demand for our products and/or services, a failure by one or more of our suppliers to supply us with the raw materials and other resources that we need to operate our business effectively or poor management of our company or one or more divisions or units of our company, among other factors. Our ability to provide our customers with products and services in a reliable and timely manner, in the quantity and quality desired and with a high level of customer service, may be severely diminished as a result. If this happens, we may lose some or all of our customers to one or more of our competitors, which would have a material adverse effect on our business, results of operations or financial condition.

In addition, it is important that we continue to meet our customers’ demands in the truck components industry for product innovation, improvement and enhancement, including the continued development of new-generation products, design improvements and innovations that improve the quality and efficiency of our products. Developing product innovations for the truck components industry has been and will continue to be a significant part of our strategy. However, such development will require us to continue to invest in research and development and sales and marketing. Our recent financial condition has constrained our ability to make such investments. In the future, we may not have sufficient resources to make such necessary investments, or we may be unable to make the technological advances necessary to carry out product innovations sufficient to meet our customers’ demands. We are also subject to the risks generally associated with product development, including lack of market acceptance, delays in product development and failure of products to operate properly. We may, as a result of these factors, be unable to meaningfully focus on product innovation as a strategy and may therefore be unable to meet our customers’ demand for product innovation.

Our products may be rendered obsolete or less attractive by changes in regulatory, legislative or industry requirements.

Changes in regulatory, legislative or industry requirements may render certain of our products obsolete or less attractive. Our ability to anticipate changes in these requirements, especially changes in regulatory standards, will be a significant factor in our ability to remain competitive. We may not be able to comply in the future with new regulatory, legislative and/or industrial standards that may be necessary for us to remain competitive and certain of our products may, as a result, become obsolete or less attractive to our customers.

Equipment failures, delays in deliveries or catastrophic loss at any of our facilities could lead to production or service curtailments or shutdowns.

We manufacture our products at 17 facilities and provide logistical services at our just-in-time sequencing facilities in the United States. An interruption in production or service capabilities at any of these facilities as a result of equipment failure or other reasons could result in our inability to produce our products, which would reduce our net sales and earnings for the affected period. In the event of a stoppage in production at any of our facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times to our customers could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations, expose us to damage claims from our customers and cause us to lose future sales. Our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We may experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our business, results of operations or financial condition.

We may incur potential product liability, warranty and product recall costs.

We are subject to the risk of exposure to product liability, warranty and product recall claims in the event any of our products results in property damage, personal injury or death, or does not conform to specifications. We may not be able to continue to maintain suitable and adequate insurance in excess of our self-insured amounts on acceptable terms that will provide adequate protection against potential liabilities. In addition, if any of our products proves to be defective, we may be required to participate in a recall involving such products. A successful claim brought against us in excess of available insurance coverage, if any, or a requirement to participate in any product recall, could have a material adverse effect on our business, results of operations or financial condition.

Work stoppages or other labor issues at our facilities or at our customers’ facilities could have a material adverse effect on our operations.

As of March 31, 2010, unions represented approximately 55% of our workforce. As a result, we are subject to the risk of work stoppages and other labor relations matters. Any prolonged strike or other work stoppage at any one of our principal unionized facilities could have a material adverse effect on our business, results of operations or financial condition. We have collective bargaining agreements with different unions at various facilities. These collective bargaining agreements expire at various times over the next few years, with the exception of our union contract at our Monterrey, Mexico facility, which expires on an annual basis. The 2010 negotiations in Monterrey and Elkhart have been completed.  During the remainder of 2010, we have contracts expiring at our Erie and Rockford facilities. Any failure by us to reach a new agreement upon expiration of other union contracts may have a material adverse effect on our business, results of operations or financial condition.

In addition, if any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. This could cause us to curtail or shut down production facilities relating to these products, which could have a material adverse effect on our business, results of operations or financial condition.

We are subject to a number of environmental laws and regulations that may require us to make substantial expenditures or cause us to incur substantial liabilities.

Our operations, facilities, and properties are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater and stormwater discharges, the handling and disposal of solid and hazardous materials and wastes, the investigation and remediation of contamination, and otherwise relating to health, safety, and the protection of the environment and natural resources.  The violation of such laws can result in significant fines, penalties, liabilities or restrictions on operations.  From time to time, we are involved in administrative or legal proceedings relating to environmental, health and safety matters, and have in the past incurred and will continue to incur capital costs and other expenditures relating to such matters.  For example, we are involved in proceedings regarding alleged violations of air regulations at our Rockford facility and stormwater regulations at our Brillion facility, which could subject us to fines, penalties or other liabilities.  In connection with such matters, we are negotiating with state authorities regarding certain capital improvements related to the underlying allegations.  Based on current information, we do not expect that these matters will have a material adverse effect on our business, results of operations or financial conditions; however, we cannot assure you that these or any other future environmental compliance matters will not have such an effect.

In addition to environmental laws that regulate our ongoing operations, we are also subject to environmental remediation liability. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act, which we refer to as CERCLA, and analogous state laws, we may be liable as a result of the release or threatened release of hazardous materials into the environment regardless of when the release occurred. We are currently involved in several matters relating to the investigation and/or remediation of locations where we have arranged for the disposal of foundry and other wastes. Such matters include situations in which we have been named or are believed to be potentially responsible parties in connection with the contamination of these sites. Additionally, environmental remediation may be required to address soil and groundwater contamination identified at certain of our facilities.

As of March 31, 2010, we had an environmental reserve of approximately $1.5 million, related primarily to our foundry operations. This reserve is based on management’s review of potential liabilities as well as cost estimates related thereto. The reserve takes into account the benefit of a contractual indemnity given to us by a prior owner of our wheel-end subsidiary. The failure of the indemnitor to fulfill its obligations could result in future costs that may be material. Any expenditures required for us to comply with applicable environmental laws and/or pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. Our environmental reserve may not be adequate to cover our future costs related to the sites associated with the environmental reserve, and any additional costs may have a material adverse effect on our business, results of operations or financial condition. The discovery of additional environmental issues, the modification of existing laws or regulations or the promulgation of new ones, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws, or other unanticipated events could also result in a material adverse effect.

The Iron and Steel Foundry National Emission Standard for Hazardous Air Pollutants, which we refer to as the NESHAP, was developed pursuant to Section 112(d) of the Clean Air Act and requires major sources of hazardous air pollutants to install controls representative of maximum achievable control technology. Based on currently available information, we do not anticipate material costs regarding ongoing compliance with the NESHAP; however if we are found to be out of compliance with the NESHAP, we could incur liability that could have a material adverse effect on our business, results of operations or financial condition.

Future climate change regulation may require us to make substantial expenditures or cause us to incur substantial liabilities.

Many scientists, legislators and others attribute climate change to increased emissions of greenhouse gases, which we refer to as GHGs, which has led to significant legislative and regulatory efforts to limit GHGs. There are bills pending in Congress that would limit and reduce GHG emissions through a cap-and-trade system of allowances and credits, under which emitters would be required to buy allowances to offset emissions. In addition, in late 2009, the U.S. Environmental Protection Agency, which we refer to as the EPA, promulgated a rule requiring certain emitters of GHGs to monitor and report data with respect to their GHG emissions and in June 2010 promulgated a rule regarding future regulation of GHG emissions from stationary sources. Also, several states, including states in which we have facilities, are considering or have begun to implement various GHG registration and reduction programs. Certain of our facilities use significant amounts of energy and may emit amounts of GHGs above certain existing and/or proposed regulatory thresholds. GHG laws and regulations could increase the price of the energy we purchase, require us to purchase allowances to offset our own emissions, require us to monitor and report our GHG emissions or require us to install new emission controls at our facilities, any one of which could significantly increase our costs or otherwise negatively affect our business, results of operations or financial condition. In addition, future efforts to curb transportation-related GHGs could result in a lower demand for our products, which could negatively affect our business, results of operation or financial condition. While future GHG regulation appears increasingly likely, it is difficult to predict how these regulations will affect our business, results of operations or financial condition.

We might fail to adequately protect our intellectual property or third parties might assert that our technologies infringe on their intellectual property.

The protection of our intellectual property is important to our business. We rely on a combination of trademarks, copyrights, patents, and trade secrets to provide protection in this regard, but this protection might be inadequate. For example, our pending or future trademark, copyright, and patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies or other intellectual property infringe on their proprietary rights. Any intellectual property-related litigation could result in substantial costs and diversion of our efforts and, whether or not we are ultimately successful, the litigation could have a material adverse effect on our business, results of operations or financial condition.

Litigation against us could be costly and time consuming to defend.

We are regularly subject to legal proceedings and claims that arise in the ordinary course of business, such as workers’ compensation claims, OSHA investigations, employment disputes, unfair labor practice charges, customer and supplier disputes, and product liability claims arising out of the conduct of our business. Litigation may result in substantial costs and may divert management’s attention and resources from the operation of our business, which could have a material adverse effect on our business, results of operations or financial condition.

Substantially all the members of our board of directors, who we refer to as the Board of Directors, have been associated with the Company for a relatively short period of time.

As of the effective date of the Plan of Reorganization, substantially all of the members of our Board of Directors were replaced with individuals who were not previously members of our Board of Directors. Accordingly, these members of our Board of Directors will have to devote significant time and effort to familiarizing themselves with the details of our business, which may divert focus from our business operations.

If a person unaffiliated with us were to acquire a substantial amount of our common stock or notes, a change of control could occur.

If a person is able to acquire a substantial amount of our common stock and/or notes, a change of control could be triggered under Delaware General Corporation Law, our senior credit facility or the indenture governing the notes. If a change of control under our senior credit facility or the indenture governing the notes was to occur, we would need to obtain a waiver from our lenders or noteholders, as applicable, or amend such debt instruments. Otherwise, the lenders or noteholders, as applicable, could accelerate the debt outstanding under such debt instruments. If we are unable to obtain a waiver or otherwise refinance this debt, our liquidity and capital resources would be significantly limited, and our business operations could be materially and adversely impacted.

If we fail to retain our executive officers, our business could be harmed.

Our success largely depends on the efforts and abilities of our executive officers. Their skills, experience and industry contacts significantly contribute to the success of our business and our results of operations. The loss of any one of them could have a material adverse effect on our business, results of operations or financial condition. All of our executive officers are at will, but each of them has a severance agreement, as discussed directly below, other than our current interim President and Chief Executive Officer. In addition, our future success and profitability will also depend, in part, upon our continuing ability to attract and retain highly qualified personnel throughout our company, including a permanent Chief Executive Officer.

We have entered into typical severance arrangements with certain of our senior management employees, which may result in certain costs associated with strategic alternatives.

Severance and retention agreements with certain senior management employees provide that the participating executive is entitled to a regular severance payment if we terminate the participating executive’s employment without “cause” or if the participating executive terminates his or her employment with us for “good reason” (as these terms are defined in the agreement) at any time other than during a “Protection Period.” The regular severance benefit is equal to the participating executive’s base salary for one year. A Protection Period begins on the date on which a “change in control” (as defined in the agreement) occurs and ends 18 months after a “change in control.” A change in control within the meaning of the agreements occurred as a result of the implementation of the Plan of Reorganization for all then outstanding severance and retention agreements, which did not include the severance and retention agreement with Mr. Woodward entered into after our emergence from Chapter 11 bankruptcy proceedings.

The change in control severance benefit is payable to an executive if his or her employment is terminated during the Protection Period either by the participating executive for “good reason” or by us without “cause.” The change in control severance benefits for Tier II executives (Messrs. Gulda, Maniatis, Schomer, Woodward and Wright) consist of a payment equal to 200% of the executive’s salary plus 200% of the greater of (i) the annualized incentive compensation to which the executive would be entitled as of the date on which the change of control occurs or (ii) the average incentive compensation award over the three years prior to termination. The change in control severance benefits for Tier III executives (other key executives) consist of a payment equal to 100% of the executive’s salary and 100% of the greater of (i) the annualized incentive compensation to which the executive would be entitled as of the date on which the change of control occurs or (ii) the average incentive compensation award over the three years prior to termination. If the participating executive’s termination occurs during the Protection Period, the severance and retention agreement also provides for the continuance of certain other benefits, including reimbursement for forfeitures under qualified plans and continued health, disability, accident and dental insurance coverage for the lesser of 18 months (or 12 months in the case of Tier III executives) from the date of termination or the date on which the executive receives such benefits from a subsequent employer. There are currently no Tier I executive with severance and retention agreements.

Neither the regular severance benefit nor the change in control severance benefit is payable if we terminate the participating executive’s employment for “cause,” if the executive voluntarily terminates his or her employment without “good reason” or if the executive’s employment is terminated as a result of disability or death. Any payments to which the participating executive may be entitled under the agreement will be reduced by the full amount of any payments to which the executive may be entitled due to termination under any other severance policy offered by us. These agreements would make it costly for us to terminate certain of our senior management employees and such costs may also discourage potential acquisition proposals, which may negatively affect our stock price.

Our strategic initiatives may be unsuccessful, may take longer than anticipated, or may result in unanticipated costs.

Future strategic initiatives could include divestitures, acquisitions, and restructurings, the success and timing of which will depend on various factors. Many of these factors are not in our control. In addition, the ultimate benefit of any acquisition would depend on the successful integration of the acquired entity or assets into our existing business. Failure to successfully identify, complete, and/or integrate future strategic initiatives could have a material adverse effect on our business, results of operations or financial condition.

Additionally, our strategy contemplates significant growth in international markets in which we have significantly less market share and experience than we have in our domestic operations and markets. An inability to penetrate these international markets could adversely affect our results of operations.

Risks Related to Our Indebtedness

Our substantial leverage and significant debt service obligations could have a material adverse effect on our financial condition or our ability to fulfill our obligations and make it more difficult for us to fund our operations.

As of March 31, 2010, our total indebtedness was $645.2 million, which includes borrowings of $309.0 million under our senior credit facility and $140.0 million of notes recorded with a market valuation of $336.2 million.  Our substantial level of indebtedness and debt service obligations could have important negative consequences to us, including:

•      difficulty satisfying our obligations with respect to our indebtedness;

•      difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•      increased vulnerability to general economic downturns and adverse industry conditions;

•      limited flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•      our leverage could place us at a competitive disadvantage compared to our competitors that have less debt; and

•      limited flexibility in planning for, or reacting to, changes in our business and industry.

In addition, certain of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates. As of March 31, 2010, the carrying value of our total debt was $449.1 million, of which $309.0 million, or approximately 69%, was subject to variable interest rates.  If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remains the same.

Despite our substantial leverage, we and our subsidiaries will be able to incur more indebtedness. This could further exacerbate the risk immediately described above, including our ability to service our indebtedness.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although our senior credit facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances indebtedness incurred in compliance with such restrictions could be substantial. For example, we may incur additional debt to, among other things, finance future acquisitions, expand through internal growth, fund our working capital needs, comply with regulatory requirements, respond to competition or for general financial reasons alone.  To the extent new debt is added to our and our subsidiaries’ current debt levels, the risks described above would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

Our business may not, however, generate sufficient cash flow from operations. Our currently anticipated cost savings and operating improvements may not be realized on schedule. Also, future borrowings may not be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional equity capital or refinance all or a portion of our indebtedness. We are unable to predict the timing of such sales or the proceeds which we could realize from such sales, or whether we would be able to refinance any of our indebtedness, including our senior credit facility and notes, on commercially reasonable terms or at all.

We are subject to a number of restrictive covenants, which, if breached, may restrict our business and financing activities.

Our senior credit facility and the indenture governing the notes impose, and the terms of any future indebtedness may impose, operating and other restrictions on our business operations. Such restrictions will affect, and in many respects limit or prohibit, among other things, our ability to:

•      incur additional debt;

•      pay dividends and make distributions;

•      issue stock of subsidiaries;

•      make certain investments;

•      repurchase stock;

•      create liens;

•      enter into affiliate transactions;

•      merge or consolidate; and

•      transfer and sell assets.

In addition, our senior credit facility includes other more restrictive covenants and prohibits us from prepaying our other indebtedness, including the notes, while borrowings under our senior credit facility are outstanding. Our senior credit facility also requires us to achieve certain financial and operating results and maintain compliance with specified financial covenants. Our ability to comply with these covenants may be affected by events beyond our control.

Risks Related to Our Emergence from Chapter 11 Bankruptcy Proceedings

Our actual financial results may vary significantly from the projections filed with the bankruptcy court, and investors should not rely on the projections.

Neither the projected financial information that we previously filed with the bankruptcy court in connection with our Chapter 11 bankruptcy proceedings nor the financial information included in the disclosure statement filed with the bankruptcy court in connection with our Chapter 11 bankruptcy proceedings, which we refer to as the Disclosure Statement, should be considered or relied on in connection with the purchase of the notes or the registrable common stock. We were required to prepare projected financial information to demonstrate to the bankruptcy court the feasibility of the Plan of Reorganization and our ability to continue operations upon emergence from Chapter 11 bankruptcy proceedings. This projected financial information was filed with the bankruptcy court as part of our Disclosure Statement approved by the bankruptcy court. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections for a variety of reasons. Furthermore, the projections were limited by the information available to us as of the date of the preparation of the projections, including production forecasts published by ACT Publications, which have substantially been revised (the revised numbers being included in this registration statement). Therefore, variations from the projections may be material, and investors should not rely on such projections.

Because of the adoption of Fresh Start Accounting and the effects of the transactions contemplated by the Plan of Reorganization, financial information subsequent to February 26, 2010, will not be comparable to financial information prior to February 26, 2010.

Upon our emergence from Chapter 11 bankruptcy proceedings, we adopted fresh start accounting, which we refer to as Fresh Start Accounting, in accordance with Accounting Standards Codification No. 852, “Reorganizations,” which we refer to as ASC 852, pursuant to which the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, “Business Combinations.” Accordingly, our financial statements subsequent to February 26, 2010 will not be comparable in many respects to our financial statements prior to February 26, 2010. The lack of comparable historical financial information may discourage investors from purchasing our securities.

Our emergence from Chapter 11 bankruptcy proceedings may limit our ability to offset future U.S. taxable income with tax losses and credits incurred prior to emergence from Chapter 11 bankruptcy proceedings.

In connection with our emergence from Chapter 11 bankruptcy proceedings, we were able to retain a portion of our U.S. net operating loss and tax credit carryforwards, which refer to, collectively, as Tax Attributes. However, the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. Our emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of Code Section 382. In our situation, the limitation under the Code will be based on the value of our equity (for purposes of the applicable tax rules) on or around the time of emergence, and increased to take into account the recognition of built-in gains. As a result, our future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds our annual limitation, and we may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the Code could further diminish our ability to utilize Tax Attributes.

We may be subject to claims that were not discharged in the Chapter 11  bankruptcy proceedings, which could have a material adverse effect on our results of operations and profitability.

Substantially all of the claims against us that arose prior to the date of our bankruptcy filing were resolved during our Chapter 11 bankruptcy proceedings or are in the process of being resolved in the bankruptcy court as part of the claims reconciliation process.  Although we anticipate that the remaining claims will be handled in due course with no material adverse effect to our business, financial operations or financial conditions, we cannot assure you that this will be the case or that the resolution of such claims will occur in a timely manner or at all.  Subject to certain exceptions (such as certain employee and customer claims) and as set forth in the Plan of Reorganization, all claims against and interests in us and our domestic subsidiaries that arose prior to the initiation of our Chapter 11 bankruptcy proceedings are (1) subject to compromise and/or treatment under the Plan of Reorganization and (2) discharged, in accordance with the Bankruptcy Code and terms of the Plan of Reorganization. Pursuant to the terms of the Plan of Reorganization, the provisions of the Plan of Reorganization constitute a good faith compromise or settlement of all such claims and the entry of the order confirming the Plan of Reorganization or other orders resolving objections to claims constitute the bankruptcy court’s approval of the compromise or settlement arrived at with respect to all such claims. Circumstances in which claims and other obligations that arose prior to our bankruptcy filing may not have been discharged include instances where a claimant had inadequate notice of the bankruptcy filing.

Risks Related to our Common Stock

Our common stock is not listed on any securities exchange and, as a result, our common stock may be less liquid than it otherwise would be if listed on a securities exchange.

Our common stock is not listed on any securities exchange. Instead, our common stock is currently traded over-the-counter on the OTCBB.  Over-the-counter transactions involve risks in addition to those associated with transactions in securities traded on a securities exchange. Many over-the-counter securities trade less frequently and in smaller volumes than exchange-listed securities. Accordingly, our common stock may be less liquid than it would otherwise be and may be difficult to sell. Also, the value of our common stock may be more volatile than exchange-listed securities. In addition, issuers of securities traded on the OTCBB do not have to meet the same specific quantitative and qualitative listing and maintenance standards.

Our common stock would be diluted by the conversion of the notes, including the PIK interest payable on the notes, by the exercise of the warrants and by the vesting of restricted stock units, which we refer to as RSUs.

As of June 29, 2010, 126,295,024 shares of our common stock were outstanding.  As of the effective date of the Plan of Reorganization, $140.0 million aggregate principal amount outstanding of notes was convertible into an additional 186,666,662 shares of common stock (representing an initial conversion price of $0.75 per share).  Additionally, the first six interest payments on the notes will be paid as PIK interest in the form of additional notes, which will also be convertible into additional shares of our common stock.  Furthermore, the indenture governing the notes provides for an adjustment to the conversion rate in effect at the time of any PIK interest payment, which prevents the notes outstanding immediately prior to the PIK interest payment from being diluted by the notes paid as PIK interest.  After taking into account the issuance of all six payments of PIK interest and the adjustments to the conversion rate resulting from such issuances (but no other issuances, adjustments or events that may occur), the notes would be convertible into 353,064,258 shares of common stock. Accordingly, the notes, if converted, will have a dilutive effect on our outstanding common stock.

Additionally, as of the effective date of the Plan of Reorganization, there are warrants outstanding exercisable for an additional 22,058,824 shares of our common stock.  These warrants, if exercised, would also have a dilutive effect on our outstanding common stock.

On May 17, 2010, our Board of Directors approved the issuance of approximately 1.8 million RSUs to our employees. Upon vesting, these RSUs would also have a dilutive effect on our outstanding common stock.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders’ equity interest in us. We are authorized to issue, without stockholder approval, 100,000,000 shares of preferred stock, $0.01 par value per share, which we refer to as preferred stock, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, that may be superior to the rights of holders of our common stock. Our Board of Directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, our authorized capital stock includes up to 800,000,000 shares of common stock, $0.01 par value per share, of which 126,295,024 were outstanding as of June 29, 2010.

Risks Related to the Notes

Not all of our subsidiaries are guarantors, assets of non-guarantor subsidiaries may not be available to make payments on the notes.

Payments on the notes are only required to be made by us and the subsidiary guarantors. Our foreign subsidiaries do not guarantee the notes.  As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the notes unless those assets are transferred, by dividend or otherwise, to us or a subsidiary guarantor. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.  For further information regarding our non-guarantor subsidiaries, see note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and note 11 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Although your notes are referred to as ‘‘senior notes,’’ and the subsidiary guarantees are senior obligations of our subsidiaries, each will be effectively subordinated to our secured debt and any secured liabilities of our subsidiaries.

The notes will effectively rank junior to any of our existing or future senior secured debt or any secured debt of our subsidiaries, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after that senior secured debt has been repaid in full from these assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Similarly, the guarantees of the notes will effectively rank junior to any senior secured debt of the applicable subsidiary, to the extent of the value of the assets securing that debt.

The tax characterization of the notes as debt or equity for U.S. federal income tax purposes is uncertain and the tax consequences to holders of owning and disposing of the notes could be materially affected by such characterization.

We are taking the position that the notes should be classified as equity for U.S. federal income tax purposes.  However, the classification of the notes as equity or debt is uncertain.  If the notes are treated as equity for U.S. federal income tax purposes, it is possible that the IRS may assert, among other things, that payments of PIK interest to non-U.S. holders are subject to U.S. withholding tax.  Whether the notes are treated as equity or debt for U.S. federal income tax purposes, certain conversion rate adjustments, including the adjustment in connection with the payment of PIK interest on the notes, may result in a taxable distribution to holders of the notes, which for non U.S. holders may be subject to U.S. withholding tax.

If the notes were to be treated as debt for U.S. federal income tax purposes, the tax consequences of the ownership and disposition of the notes could be materially different than if the notes were treated as equity.  If the notes are treated as debt, U.S. holders will be required to treat PIK interest as original issue discount includible in gross income for U.S. federal income tax purposes in advance of the receipt of cash payments to which the income is attributable, regardless of a holder’s method of tax accounting.  For a discussion of the tax consequences of the ownership and disposition of the notes, including the classification of the notes for U.S. federal income tax purposes, see “Material U.S. Federal Income Tax Consequences.” Holders should discuss with their own tax advisors the tax consequences of the ownership and disposition of the notes.

A change in control may adversely affect us or the notes.

We may be required, at the option of a holder, to repurchase the notes upon the occurrence of a change of control, which could, among other things, discourage a potential acquiror. In addition, future debt we incur may limit our ability to repurchase the notes upon a change in control. Moreover, if you or other investors in the notes exercise the repurchase right for a change in control, it may cause a default under that debt. Finally, if a change in control occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

One of the circumstances under which a change in control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under the law of the State of New York, which is the law governing the indenture, and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of all or substantially all of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to purchase all or a portion of the notes held by such holder may be impaired.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities.

The trading market for the notes may be limited.

The notes are a new issue of securities for which there is currently no trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the trading price for the notes could fall.

Moreover, even if an active trading market for the notes were to develop, the notes could trade at prices that may be lower than the purchase price of the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rate, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Such statements are based on management’s beliefs and assumptions and on information currently available to our management. You can identify most forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including but not limited to, general economic, business and financing conditions, labor relations,  governmental action, competitor pricing activity, expense volatility and other risks described under the heading “Risk Factors” in this prospectus and in our most recent annual and quarterly reports filed with the SEC and in other documents incorporated herein by reference, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL INFORMATION

As a result of the consummation of the Plan of Reorganization, on February 26, 2010, the Company adopted Fresh Start Accounting in accordance with ASC 852. Accordingly, the financial information on or prior to February 26, 2010 is not comparable with the financial information for periods after February 26, 2010.  Any reference to the “Successor Company” for the period from February 26, 2010 through March 31, 2010 reflects the operations of post-emergence Accuride Corporation from February 26, 2010 through March 31, 2010.  Any reference to the “Predecessor Company” refers to the operations of pre-emergence Accuride Corporation on or prior to February 26, 2010.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents Accuride Corporation’s historical ratios of earnings to fixed charges for the periods indicated.

	Predecessor Year Ended December 31,					Predecessor Period from January 1 through February 26,	Successor Period from February 26 through March 31,
	2005	2006	2007	2008	2009	2010	2010
Ratio of earnings to fixed charges (1)	2.19	2.84	0.76(2)	—(2)	—(2)	7.57	—(3)

(1) The term “fixed charges” means the sum of (a) interest expensed and capitalized and (b) amortized premiums, discounts and capitalized expenses related to indebtedness. The term “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges.

(2) Earnings were inadequate to cover fixed charges by $11.8 million, $332.9 million, $137.7 million for the years ended December 31, 2007, 2008 and 2009, respectively.

(3) Earnings were inadequate to cover fixed charges by $53.2 million for the Successor Period from February 26, 2010 through March 31, 2010.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the notes and the registrable common stock. We will not receive any proceeds.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our prepetition common stock began trading publicly on the New York Stock Exchange, which we refer to as the NYSE, on April 26, 2005, under the symbol “ACW.” Prior to that date, there was no public market for our common stock. On November 7, 2008, NYSE Regulation, Inc, which we refer to as NYSER, issued a written notice that trading of our common shares would be suspended prior to NYSE’s opening on Wednesday, November 12, 2008, and that NYSER would initiate procedures to delist our common stock.  Our prepetition common stock commenced trading on the OTCBB on November 12, 2008, under the symbol “AURD.”  On the effective date of our Plan of Reorganization, our prepetition common stock was cancelled. Our common stock began trading on the

OTCBB under the symbol “ACUZ” on March 3, 2010 following our emergence from Chapter 11 bankruptcy proceedings.

The following table sets forth the high and low sale prices, or OTCBB quotations, as applicable, of our prepetition common stock and common stock for the listed time periods.  On July 2, 2010, the last reported sale price for our common stock was $1.19.

	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$8.48	$5.51
Second Quarter	$8.93	$3.95
Third Quarter	$4.28	$0.55
Fourth Quarter	$1.66	$0.13
Fiscal Year Ended December 31, 2009
First Quarter	$0.46	$0.15
Second Quarter	$0.49	$0.18
Third Quarter	$0.61	$0.20
Fourth Quarter	$0.40	$0.11
Fiscal Year Ending December 31, 2010
First Quarter	$1.50	$0.13
Second Quarter (through July 2, 2010)	$1.54	$1.19

As of June 29, 2010, there were approximately 42 holders of record of our common stock, although there are substantially more beneficial owners.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings, and we do not anticipate paying any cash dividends on our common stock. In addition, both our senior credit facility and the indenture governing the notes restrict our ability to pay dividends. See “Description of Notes—Certain Covenants—Limitation on Restricted Payments” and “Description of Other Indebtedness—Senior Credit Facility” for descriptions of these limitations. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our Board of Directors considers relevant.

DILUTION

This offering is for sales of the notes and the registrable common stock by the selling securityholders on a continuous or delayed basis in the future. Sales of registrable common stock by the selling securityholders will not result in a change to the net tangible book value per share before and after the distribution of shares by the selling securityholders. However, purchasers of registrable common stock from the selling securityholders will experience dilution to the extent of the difference between the amount per share paid and the net tangible book value per share of our common stock at the time of the purchase. Net tangible book value per share represents total net tangible assets divided by the number of outstanding shares of our common stock.

SELLING SECURITYHOLDERS

Information regarding the selling securityholders will be set forth in an amendment to this registration statement or by prospectus supplement.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the registrable common stock, if applicable, directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and registrable common stock may be sold in one or more transactions at:

•                           fixed prices;

•                           prevailing market prices at the time of sale;

•                           prices related to the prevailing market prices;

•                           varying prices determined at the time of sale; or

•                           negotiated prices.

These sales may be effected in transactions:

•                           on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•                           in the over-the-counter market;

•                           otherwise than on such exchanges or services or in the over-the-counter market;

•                           through the writing of options, whether the options are listed on an options exchange or otherwise; or

•                           through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the notes or the registrable common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes or the registrable common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the registrable common stock issuable upon conversion of the notes to broker-dealers who in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or the registrable common stock offered by them hereby will be the purchase price of the notes or the registrable common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the notes or registrable common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our common stock is quoted on the OTCBB. We do not intend to list the notes for trading on any national securities exchange, the Nasdaq National Market or other market and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the registrable common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling securityholders and any broker-dealers or agents that participate in the sale of the notes or the registrable common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes or the registrable common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes or the registrable common stock by the selling securityholders.

A selling securityholder may decide not to sell any notes or registrable common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the registrable common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the registrable common stock by other means not described in this prospectus.

With respect to a particular offering of the notes and the registrable common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•                           the specific notes or registrable common stock to be offered and sold;

•                           the names of the selling securityholders;

•                           the respective purchase prices and public offering prices and other material terms of the offering;

•                           the names of any participating agents, broker-dealers or underwriters; and

•                           any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

We entered into a registration rights agreement, which we refer to as the Registration Rights Agreement, for the benefit of holders of the notes and the registrable common stock to register their notes and the registrable common stock under applicable federal and state securities laws under certain circumstances and at certain times. The Registration Rights Agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the registrable common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the registrable common stock to the public, but each selling securityholder will be responsible for payment, if any, of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

DESCRIPTION OF NOTES

We issued the Notes under an Indenture dated February 26, 2010 between Accuride Corporation, certain of our subsidiaries, as guarantors, and Wilmington Trust FSB.  The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the

Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

You will find certain of the definitions of capitalized terms used in this description under the heading “—Certain Definitions.”  For purposes of this Description of Notes, references to “the Company,” “we,” “our” and “us” refer only to Accuride Corporation and not to its subsidiaries.

General

The Notes:

•                  are general unsecured, senior obligations of the Company;

•                  bear interest at a rate of 7.5% per annum;

•                  mature on February 26, 2020;

•                  have been issued in denominations of $2,000 and integral multiples of $1,000;

•                  rank equally in right of payment to any future unsecured senior debt of the Company;

•                  are convertible at an initial Conversion Rate of 1,333.3333 shares of common stock per $1,000 principal amount of Notes, which rate is subject to adjustment as provided for in the Indenture and described below;

•                  are redeemable in whole but not in part at any time on or after February 26, 2013 at a price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest up to the Redemption Date, subject to certain conditions described herein; and

•                  are unconditionally guaranteed on a senior basis by the Guarantors.

Upon conversion of a Note, we will issue shares of Common Stock, and pay cash in lieu of fractional shares.  You will not receive any separate cash payment for interest or Special Interest, if any, accrued and unpaid to the conversion date except in the limited circumstances described below.

We do not intend to list the Notes on a national securities exchange or interdealer quotation system.

The Indenture governing the Notes contains covenants that restrict the Company’s and the Guarantors’ ability to, among other things:

•                  modify, incur or guarantee additional indebtedness;

•                  incur or guarantee additional Indebtedness;

•                  pay dividends, make certain Investments or other Restricted Payments;

•                  create Liens;

•                  enter into Affiliate Transactions;

•                  merge or consolidate, or otherwise dispose of all or substantially all of the Company’s and the Guarantors’ assets; and

•                  engage in Asset Sales.

The Indenture governing the Notes provides for customary Events of Default.  In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default under the Indenture governing the Notes occurs or is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

As of July 6, 2010, the aggregate principal amount of Notes outstanding was $140,000,000.

Trustee, Paying Agent and Registrar

Wilmington Trust FSB is the Trustee.  Initially, the Trustee will act as Conversion Agent, Paying Agent and Note Registrar.  The Company may change the Conversion Agent, Paying Agent or Note Registrar upon written notice thereto.  The Company, any Subsidiary or any Affiliate of any of them may act as Conversion Agent, Paying Agent, Note Registrar or co-registrar.

Registration, Registration of Transfer and Exchange

The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency so being herein sometimes referred to as the Note Register) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes.

Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations of a like aggregate principal amount.  The Trustee shall not be required to register transfers of Notes or to exchange Notes for a period of 15 days before selection of any Notes to be redeemed.  The Trustee shall not be required to exchange or register transfers of any Notes called or being called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.  The Trustee shall not be required to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers a of beneficial interest in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive and the Notes to be exchanged shall be cancelled by the Trustee subject to the provisions set forth in the Rule 144A/Regulation S/AI Appendix to the Indenture.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than certain exchanges not involving any transfer.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Each holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note by such Holder in violation of any provision of the Indenture and/or applicable United States federal or state securities laws.

Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depository.

Payment of Interest; Interest Rights Preserved

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid at the office or agency of the Company maintained for such purpose; provided, however, that each installment of interest may at the Company’s option be paid by mailing a check for such interest, payable to or upon the written order of the Person entitled thereto, to the address of such Person as it appears in the Note Register, provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more permanent Global Notes registered in the name of or held by the Depository or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

Subject to the foregoing, each Note delivered under the Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Interest

Interest, and Special Interest, if any, on the Notes will be payable semi-annually in arrears on February 26 and August 26 of each year, starting on August 26, 2010, to Holders of record at the close of business on the preceding February 11 and August 11, respectively, with the first six interest payments being PIK interest, and the remaining payments being payable in cash, at a rate of 7.5% per annum. After the payment of the six PIK interest payments and assuming no other changes in the outstanding aggregate principal amount of the Notes, there would be $174,604,997 aggregate principal amount of Notes outstanding.

Interest will accrue on the Notes from and including February 26, 2010 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next Interest Payment Date or maturity date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking

The Notes are general unsecured obligations of the Company that rank senior in right of payment to all future obligations that are expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future obligations of the Company that are not so subordinated. The Notes effectively rank junior to any secured obligations of the Company to the extent of the value of the assets securing such obligations. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured obligations will be available to pay obligations on the Notes only after all obligations under such secured Indebtedness has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding. The Guarantees of the Notes have a similar ranking with respect to seniority and secured and unsecured senior obligations of the Guarantors as the Notes do with respect to secured and unsecured senior obligations of the Company as well as with respect to any unsecured obligations expressly subordinated in right of payment to the Guarantees.

Guarantees

Each Guarantor, as primary obligors and not merely as sureties, jointly and severally, unconditionally and irrevocably guarantees, on a senior basis, the Notes and obligations of the Company under the Notes and the

Indenture, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that:  (1) the principal of (and premium, if any) and interest on, or Special Interest in respect of, the Notes, expenses, indemnification or otherwise will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under the Notes or the Indenture will be paid in full or performed, all in accordance with the terms of the Notes and the Indenture.

Any Guarantee by a Restricted Subsidiary of the Notes shall be automatically and unconditionally released and discharged, without any further action by such Guarantor, the Company or the Trustee, upon:

(a)           (i)            any sale, exchange or transfer (by merger or otherwise) of all of the Company’s Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(ii)           the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(iii)          if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(iv)          the Legal Defeasance of the Notes, or the Covenant Defeasance of the Notes, or if the Company’s obligations under the Indenture are discharged in accordance with terms of the Indenture, as described in “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; and

(b)           such Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel upon which the Trustee can conclusively rely, each stating that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Redemption or Repurchase of Notes

Optional Redemption

The Notes shall be redeemable by the Company, in whole but not in part, at any time on or after the third anniversary of the issuance of the Notes, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus, except as described below, any accrued and unpaid interest and Special Interest, if any, up to the Redemption Date; provided, that (i) the Common Stock is listed on a National Stock Exchange, (ii) the average weekly trading volume of the Common Stock as reported by such National Stock Exchange during the four week period prior to conversion is equal to or greater than 3.0% of the total number of outstanding shares of Common Stock immediately prior to the redemption and (iii) for twenty of the preceding thirty consecutive Trading Days, the Common Stock has had a Closing Sale Price at least equal to 2.25 times the then effective Conversion Price.

If the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest and Special Interest, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date.  On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in full satisfaction of the applicable redemption price, together with accrued and unpaid interest, Special Interest, if any, thereon to the date of redemption, pursuant to the Indenture.

Repurchase Upon a Change of Control

If a Change in Control occurs, each Holder of Notes (other than a holder, in the case of clause (i) of the definition of a Change in Control, that is a person or part of a group (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) that is a beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding voting power of all classes of the Company’s Voting Stock) may, at its option, require the Company to repurchase all or a portion of its Notes for cash at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Change in Control Repurchase Date.

If a Change in Control occurs, each Holder will have the right (except as otherwise described above), at its option, subject to certain terms and conditions set forth in the Indenture, to require the Company to repurchase all or a portion of its Notes not previously called for redemption in integral multiples of $1 principal amount, at a price equal to 101% of the principal amount of the Notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the Change in Control Repurchase Date, as described below; provided that no Notes of $2,000 or less shall be purchased in part.  However, if the Change in Control Repurchase Date is after a Regular Record Date for the payment of an installment of interest and on or before the related Interest Payment Date, then the full amount of interest due on that Interest Payment Date will be payable, on that Interest Payment Date, to the Holder of record at the close of business on the related Regular Record Date, and the repurchase price, which we refer to as the Change in Control Repurchase Price, will not include any accrued and unpaid interest.

The Company must repurchase the Notes on a date of its choosing, which we refer to as the Change in Control Repurchase Date. However, the Change in Control Repurchase Date shall be no later than 35 days, and no earlier than 20 days, after the date the Company mails the relevant notice of the Change in Control, as set forth in the Indenture and described below.

Within 20 days after the occurrence of a Change in Control, the Company must mail to all registered Holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the Change in Control. The Company must also publicly release, through a reputable national newswire service, a notice of the Change in Control. The notice must state, among other things:

(a)           the events causing the Change in Control;

(b)           the date of the Change in Control;

(c)           the Change in Control Repurchase Date;

(d)           the last date on which a Holder may exercise its rights with respect to such Change in Control, which we refer to as the Change in Control Repurchase Right;

(e)           the Change in Control Repurchase Price;

(f)            the names and addresses of the Paying Agent and the Conversion Agent;

(g)           the procedures that Holders must follow to exercise their Change in Control Repurchase Right;

(h)           the conversion rate and, if applicable, any adjustments to the Conversion Rate that will result from the Change in Control; and

(i)            that Notes with respect to which a Holder has delivered a fundamental change repurchase notice, which we refer to as a Change in Control Repurchase Notice, may be converted, if otherwise convertible, only if the Holder withdraws the Change in Control Repurchase Notice in accordance with the terms of the Indenture.

To exercise the repurchase right, a Holder must deliver a written Change in Control Repurchase Notice to the Paying Agent no later than the close of business on the Business Day immediately preceding the Change in Control Repurchase Date. This written notice must state:

(a)           the certificate numbers of the Notes that the Holder will deliver for repurchase, if they are in certificated form;

(b)           the principal amount of the Notes to be repurchased, which must be an integral multiple of $1 and be an amount such that the unpurchased portion remaining on any Note delivered for repurchase in part is at least $2,000 in principal amount;

(c)           that the Notes are to be repurchased by the Company pursuant to the fundamental change provisions of the Indenture.

A Holder may withdraw any Change in Control Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal prior to the close of business on the Business Day immediately preceding the Change in Control Repurchase Date. The notice of withdrawal must state:

(a)           the name of the Holder;

(b)           a statement that the Holder is withdrawing its election to require the Company to repurchase its Notes;

(c)           the certificate numbers of the Notes being withdrawn, if they are in certificated form;

(d)           the principal amount of Notes being withdrawn, which must be an integral multiple of $1; and

(e)           the principal amount, if any, of the Notes that remain subject to the Change in Control Repurchase Notice, which must be an integral multiple of $1.

If the Notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the Change in Control Repurchase Price for a Note for which the Holder has delivered and not validly withdrawn a Change in Control Repurchase Notice, the Holder must deliver the Note, together with necessary endorsements, to the Paying Agent at any time after delivery of the Change in Control Repurchase Notice. The Company will pay the Change in Control Repurchase Price for the Note promptly after the later of the Change in Control Repurchase Date and the time of delivery of the Note, together with necessary endorsements.

If the Paying Agent holds on the Change in Control Repurchase Date money sufficient to pay the Change in Control Repurchase Price due on all Notes or portions thereof that are to repurchased by the Company in accordance with the terms of the Indenture, then, on and after the Change in Control Repurchase Date, the Notes will cease to be outstanding and interest on such Notes will cease to accrue, whether or not the Holders deliver the Notes to the Paying Agent. Thereafter, all other rights of the Holders terminate, other than the right to receive the Change in Control Repurchase Price upon delivery of the Notes.

In connection with any Change in Control offer, the Company will, to the extent applicable:

(a)           comply with the provisions of Rule 13e-4 and Regulation 14E under the Exchange Act and all other applicable laws;

(b)           file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws; and

(c)           otherwise comply with all applicable federal and state securities laws in connection with any offer by the Company to purchase the Notes.

No Notes may be repurchased by the Company at the option of the Holders upon a Change in Control if the principal amount of the applicable Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Voting Rights

The Holders of Notes shall be entitled to exercise all the voting rights associated with the Common Stock on an as-converted basis.

Conversion

Conversion Right and Dividend Participation; Conversion Rate and Conversion Price

Subject to and upon compliance with the provisions set forth the Indenture and described below, at the option of the Holder thereof, the Notes, in part or in whole, shall be convertible at any time before the close of business on the second Business Day immediately preceding the maturity date of the Notes, into Common Stock based on an initial conversion rate, which we refer to as the Conversion Rate, subject to adjustment, of 1,333.3333 shares of Common Stock per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $0.75 per share of Common Stock, which we refer to as the Conversion Price). The Conversion Rate shall be subject to adjustment from time to time as set forth in the Indenture and described in “—Conversion Rate Adjustments” below.

In addition to the interest otherwise specified herein, there shall be payable additional amounts on the Notes equal to the aggregate amount of any cash dividends or distributions that would have been paid on the Common Stock into which the Notes are then convertible, other than in-kind dividends and distributions (as described below), which shall be distributed to the Holders of the Notes on an as-converted basis.

If a Holder is entitled to receive such cash dividends or distributions on its Notes, such right shall not be affected in the event that such Notes are redeemed or repurchased prior to the time of the actual distribution.

In-kind dividends and distributions shall include, but not limited to the following:

(a)           Distribution to all or substantially all holders of the Common Stock of any rights, options or warrants entitling them to purchase or subscribe for the Common Stock;

(b)           Distribution to all or substantially all holders of the Common Stock of shares of capital stock, evidence of indebtedness or other assets or property (other than payment of dividends or distributions in cash) of the Company and/or any of its Subsidiaries; or

(c)           Distribution of any rights under any rights agreement or any future rights plan (i.e., a poison pill) adopted by the Company to the extent such rights are traded separately from the Common Stock.

Conversion Procedures

(a)           In order to exercise the conversion right:

(i)            the Holder of any Definitive Note to be converted must (1) complete and manually sign a notice of conversion substantially in the form set forth on the reverse side of the Note, which we refer to as the Conversion Notice; (2) deliver the Conversion Notice and the Definitive Note to the Conversion Agent and copies of each to the Company; and (3) if required, furnish appropriate endorsements and transfer documents; or

(ii)           the holder of beneficial interests in any Global Note to be converted must comply with the applicable procedures set forth in the Indenture, which we refer to as the Applicable

Procedures, to cause the beneficial interests in such Global Note to be delivered to the Conversion Agent,

and, in either case, the Holder of a Definitive Note or holder of beneficial interests in a Global Note will, if required, pay all transfer or similar taxes and if required pursuant to the Indenture, as described in paragraph (e) of this section, pay funds equal to the interest payable on the next interest payment date.

No notice of conversion with respect to any Notes may be tendered by a Holder thereof if such Holder has also tendered a Change in Control Repurchase Notice and not validly withdrawn such Change in Control Repurchase Notice in accordance with the applicable provisions under the Indenture, as described under “—Redemption or Repurchase of Notes.”

The date on which a Holder of a Definitive Note or holder of a beneficial interest in a Global Note completes the requirements of paragraph (a) of this section shall be deemed to be the date of conversion, which we refer to as the Conversion Date.  On and after the Conversion Date, the conversion by such Holder or holder, as set forth in the Conversion Notice, shall become irrevocable.

(b)           Notes shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holders of such Notes as Holders will cease, and the Person or Persons entitled to receive the shares of Common Stock payable and issuable upon conversion will be treated for all purposes as the payee or payees of such payment and the record holder or holders of such Common Stock at such time.  Following any Conversion Date, the Company shall satisfy its obligations with respect to such conversion by either:

(i)            delivering to the Conversion Agent, for delivery to the Holder (or such other Person as may be named in the relevant Conversion Notice), the cash payment, if any, together with certificates representing the number of shares of Common Stock, payable and issuable upon the conversion; or

(ii)           delivering to such Holder (or such other Person as may be named in the relevant Conversion Notice) the cash payment, if any, together with such number of shares of Common Stock payable and issuable upon such conversion in accordance with the Applicable Procedures, in each case, together with payment in lieu of fractional shares, if any, as provided for in the Indenture, as described in paragraph (d) of this section (such cash payment and delivery of shares, if any, being referred to as the Settlement; provided that shares of Common Stock only will be deliverable in certificated form if (1) the Holder or holder that is exercising such conversion has specifically requested in writing that delivery be in certificates or (2) the Company determines that delivery is required in certificated shares either because (A) delivery to the Holder (or such other Person named in the relevant Conversion Notice) is not practicable in accordance with the Applicable Procedures or (B) in the opinion of legal counsel, delivery is required in certificated form in order to comply with the requirements of applicable securities laws.  Settlement shall occur promptly.

(c)           In the case of any Note which is converted in part only, upon such conversion the Company shall execute and the Trustee shall, upon receipt of a Company Order, authenticate and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in an aggregate principal amount equal to the unconverted portion of the principal amount of such Note.  A Note may be converted in part, but only if the principal amount of such Note to be converted is an integral multiple of U.S. $1 and the principal amount of such security to remain Outstanding after such conversion is equal to U.S. $2,000 or an integral multiple of $1 in excess thereof.

(d)           No fractional shares of Common Stock shall be issued upon conversion of any Note or Notes.  If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.  Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Note or Notes (or specified portions thereof), the Company shall calculate and pay a cash adjustment for the fractional amount (calculated to the nearest 1/100th of a share) based upon the applicable Conversion Rate.  The amount of the cash adjustment payable in lieu of issuing such fractional share shall be equal to such fractional share otherwise issuable multiplied by the Closing Sale Price on the applicable Trading Day.

(e)           Upon conversion, a Holder shall not receive any payment of an installment of interest for accrued and unpaid interest except as set forth in the Indenture, as described below.  The Settlement shall be deemed to satisfy the Company’s obligation to pay the principal amount of the Notes and accrued and unpaid interest to, but not including, the Conversion Date. As a result, accrued and unpaid interest to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the preceding sentence, if Notes are converted after a Regular Record Date for the payment of an installment of interest, Holders of such Notes on the Regular Record Date shall receive payment of an installment of interest on the related Interest Payment Date notwithstanding the conversion.  Notes surrendered for conversion during the period after a Regular Record Date and on or before the related Interest Payment Date must be accompanied by payment of an amount equal to the installment of interest payable on the Notes so converted; provided, however, that no such payment need be made (i) if the Company has specified a Change in Control Repurchase Date that is after a Regular Record Date and on or before the related Interest Payment Date; (ii) to the extent of any defaulted interest existing at the time of conversion with respect to such Notes; or (iii) with respect to any Conversion Date that occurs during the period after the Regular Record Date immediately preceding Maturity to Maturity. Except as described above, no payment or adjustment shall be made for accrued interest on converted Notes.

(f)            All shares of Common Stock delivered upon conversion of Notes during a period in which a Resale Shelf Registration Statement covering such Common Stock is not effective shall bear restrictive legends substantially in the form of the restricted notes legends required to be set forth on the Notes and shall be subject to the restrictions on transfer provided in such legends.  Neither the Trustee nor any Conversion Agent shall have any responsibility for the inclusion or content of any such restrictive legends on such Common Stock.

(g)           Upon the conversion of an interest in a Global Note, the Trustee, or the Notes Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

Payment upon Conversion

Following any conversion date, the Company shall satisfy its obligations with respect to such conversion by either (i) delivering to the conversion agent, for delivery to the holder, the cash payment, if any, together with certificates representing the number of shares of Common Stock, payable and issuable upon the conversion; or (ii) delivering to such holder the cash payment, if any, together with such number of shares of Common Stock payable and issuable upon such conversion in accordance with the Indenture, in each case together with payment in lieu of fractional shares, if any.

Conversion Rate Adjustments

(a)           The conversion rate in effect at any time, which shall be the Conversion Rate as adjusted in accordance with the terms herein, will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)           Share Splits and Combinations. If the Company effects a share split (but only to the extent the Holders of the Notes do not participate therein in accordance with the Indenture, as described under “—Conversion Right and Dividend Participation; Conversion Rate and Conversion Price”) or share combination with respect to the Common Stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 =               the conversion rate in effect immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR' =                  the conversion rate in effect immediately after the open of business on the effective date of such share split or share combination, as the case may be;

S0 =                   the number of shares of the Common Stock outstanding immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

S' =                      the number of shares of the Common Stock outstanding immediately after such share split or share combination, as the case may be.

(2)           Issuance of Common Stock.  If the Company issues shares of Common Stock or any rights, options or warrants (other than the Old Equity Warrants) entitling the holders thereof to purchase or subscribe for shares of Common Stock or instruments convertible into shares of Common Stock (but only to the extent the Holders of the Notes do not participate therein in accordance with the Indenture, as described under “—Conversion Right and Dividend Participation; Conversion Rate and Conversion Price”), in each case at a price per share less than the greater of (i) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive trading-day period ending on the Trading Day immediately preceding the date on which the Company publicly discloses such issuance or the plan or intention of such issuance and (ii) the Conversion Price, the conversion rate will be adjusted based on the following formula:

CR0 =               the conversion rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

CR' =                  the conversion rate in effect immediately after the open of business on the Ex-Date for such issuance;

S0 =                        the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X =                           the total number of shares of Common Stock issued in such transaction or issuable pursuant to such rights, options, warrants or conversion, as applicable; and

Y =                            the number of shares of Common Stock equal to the aggregate price payable to purchase shares issued in such transaction or exercise such rights, options, warrants or conversion divided by the greater of (i) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive trading-day period ending on the Trading Day immediately preceding the date on which the Company publicly discloses such issuance or the plan or intention of such issuance and (ii) the Conversion Price.

For purposes of this clause (2), in determining whether the Common Stock or any instrument convertible into shares of Common Stock is issued at less than the greater of (i) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive trading-day period ending on the Trading Day immediately preceding the date on which the Company publicly discloses such issuance or the plan or intention of such issuance and (ii) the Conversion Price, and in determining the aggregate purchase or conversion price payable for such shares of Common Stock, there shall be taken into account any consideration received by the Company for such Common Stock, such rights, options or warrants or such convertible instrument and, with respect to any rights, options, warrants or convertible instrument, any amount payable upon exercise or conversion thereof, with the Fair Market Value of such consideration, if other than cash.  If any right, option or warrant is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the conversion rate shall be readjusted to the conversion rate that would have been in effect if the right, option or warrant had not been issued.

(3)           Tender or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 =               the conversion rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive trading-day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR' =                  the conversion rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive trading-day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC =                  the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

S0 =                        the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

S' =                           the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP' =                    the average of the Closing Sale Prices of shares of Common Stock over the 10 consecutive trading-day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (3) will occur at the close of business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten (10) Trading Days immediately following, but excluding, the date that any tender or exchange offer expires, references within this clause to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

(4)           Payment of PIK Interest. Upon any issuance of PIK Notes or increase in the principal amount of the applicable Global Note in accordance with the terms of the Indenture, the conversion rate will be adjusted based on the following formula:

where,

CR0 =               the conversion rate in effect immediately prior to the open of business on the date of the issuance of such PIK Notes or increase in the principal amount of the applicable Global Note in accordance with the terms of the Indenture;

CR' =                  the conversion rate in effect immediately after the open of business on the date of the issuance of such PIK Notes or increase in the principal amount of the applicable Global Note in accordance with the terms of the Indenture;

S0 =                   the number of shares of the Common Stock outstanding immediately prior to the open of business on the date of the issuance of such PIK Notes or increase in the principal amount of the applicable Global Note in accordance with the terms of the Indenture; and

X0 =                 the number of shares of the Common Stock into which such PIK Notes or such additional principal amount are convertible, without giving effect to the adjustment to the conversion rate of such PIK Notes or such additional principal amount pursuant to this clause (4).

(5)           Issuance of Common Stock upon exercise of Old Equity Warrants. If the Company issues shares of Common Stock upon exercise of the Old Equity Warrants, the conversion rate will be adjusted based on the following formula:

CR0 =               the conversion rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

CR' =                  the conversion rate in effect immediately after the open of business on the Ex-Date for such issuance;

S0 =                        the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such issuance; and

X =                           the total number of shares of Common Stock issued upon exercise of the Old Equity Warrants.

If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then it will not adjust the conversion rate pursuant to items (1) through (4) above until the earliest of these triggering events occurs.

The Company will not adjust the conversion rate pursuant to clauses (1), (2), (3) or (4) above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, the Company will carry forward any adjustment that it would otherwise have to make and take that adjustment into account in any subsequent adjustment. However, with respect to any Notes that are subject to conversion, the Company will give effect to all adjustments that it has otherwise deferred pursuant to the Indenture, as described under “—Conversion Rate Adjustments,” and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment on the earlier of (i) the date of the conversion of such Note, and (ii) the one-year anniversary of the first date upon which an adjustment would otherwise have been made, except to the extent such adjustment has already been made.  Adjustments to the conversion rate will be calculated to the nearest 1/10,000th.

To the extent permitted by law and the listing requirements of any stock exchange or market on which shares of the Common Stock are listed, the Company may, from time to time, increase the conversion rate by any amount for a period of at least twenty (20) Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and its Board of Directors determines that the increase is in the Company’s best interests. The Company will mail a notice of the increase to registered Holders at least fifteen (15) days before the day the increase commences. In addition, the Company may, but is not obligated to, also increase the conversion rate as it determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

(b)           Notice of Conversion Rate Adjustment. Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders of the Notes a notice of the adjustment and file with the Trustee and Conversion Agent an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it.  Unless and until the Trustee and Conversion Agent receive an Officers’ Certificate setting forth an adjustment of the Conversion Rate, each of the Trustee and Conversion Agent may assume without inquiry that the Conversion Rate has not been adjusted and that the last Conversion Rate of which it has knowledge remains in effect.

(c)           Notice of Certain Transactions. In the event that, the Company takes any action which would require an adjustment to the Conversion Rate, the Company shall mail to the Holders of the Notes and file with the Trustee and Conversion Agent a notice stating the proposed record or effective date, as the case may be.  If not otherwise specified herein, the Company shall mail the notice at least ten Business Days before such date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in this clause.

(d)           No Adjustment. No adjustment in the conversion rate shall be required:

(i)            upon the issuance of any of the shares of Common Stock, restricted stock or restricted stock units, non-qualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of the Common Stock pursuant to a management incentive plan approved by the Company’s post-emergence Board of Directors;

(ii)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii)          upon the issuance of any shares of Common Stock or shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (2) above;

(iv)          for any transactions described in “—Conversion Rate Adjustments” in which the Holders of the Notes participate (as a result of holding the Notes, and at the same time as holders of Common Stock participate) in such transactions as if such Holders held a number shares of Common Stock equal to the Conversion Rate at the time such adjustment would be required, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder, without having to convert their Notes;

(v)           for a change in the par value of the Common Stock; or

(vi)          for accrued and unpaid interest on the Notes (including any Additional Interest other than PIK interest).

(e)           Change in the Conversion Right upon Certain Reclassifications, Business Combinations and Asset Sales. If the Company (i) reclassifies the Common Stock (other than a change only in par value or a change as a result of a split, subdivision or combination of the Common Stock); (ii) is party to a consolidation, merger or binding share exchange; or (iii) sells, transfers, leases, conveys or otherwise disposes of all or substantially all of its property or assets; in each case pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive cash, securities or other property, then, if a Holder converts its Notes on or after the effective date of any such transaction, the Notes will be convertible into, in lieu of the Common Stock, the same type (in the same proportions) of consideration received in the relevant event by holders of the number of shares of Common Stock into which the Notes were convertible as of immediately prior to such relevant event.

Increase of Conversion Rate Upon Occurrence of a Make-Whole Fundamental Change

If, after the Common Stock is listed on a National Securities Exchange and prior to maturity date:

(a)           there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s property or assets to any “person” or “group” (as those terms are used in sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(b)           there occurs any transaction or series of related transactions (other than a consolidation or merger that constitutes a Listed Stock Business Combination), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) the Common Stock are exchanged for, converted into, acquired for or constitute solely the right to receive other securities, other property, assets or cash (we refer to any transaction described in this clause and clause (a) above as a Make-Whole Fundamental Change);

then the Company will increase the conversion rate as set forth in the table below for any Notes surrendered for conversion at any time from, and including, the actual effective date of the Make-Whole Fundamental Change, which we refer to herein as the Make-Whole Fundamental Change Effective Date, to, and including, the 30th Business Day after the actual Make-Whole Fundamental Change Effective Date (or, if the Make-Whole Fundamental Change also constitutes a Change in Control, to, and including, the Change in Control Repurchase Date for that Change in Control (we refer to this period as the Make-Whole Conversion Period).

Notwithstanding the foregoing, the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s property or assets to any of its wholly-owned subsidiaries shall not constitute a Make-Whole Fundamental Change so long as such transaction is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, selling, transferring, leasing, conveying or disposing of all or substantially all its properties and assets to any other person or persons.

The Company will mail to registered Holders, at their addresses appearing in the Note Register, and the Trustee and Conversion Agent, notice of, and the Company will publicly announce, through a reputable national newswire service, the anticipated Make-Whole Fundamental Change Effective Date of any proposed Make-Whole Fundamental Change. The Company must make this mailing and announcement at least 30 Business Days before the anticipated Make-Whole Fundamental Change Effective Date. In addition, no later than the fifth Business Day after the completion of the Make-Whole Fundamental Change, the Company will deliver an additional notice and announcement announcing such completion.

In connection with a Make-Whole Fundamental Change, the Company will increase the Conversion Rate as set forth in the Indenture and described in the table below, based on the date when the Make-Whole Fundamental Change becomes effective, which we refer to herein as the Make-Whole Fundamental Change Effective Date, and the Applicable Price. If the Make-Whole Fundamental Change is a transaction or series of related transactions described in the above clause (b) of the first paragraph of this section and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the Common Stock in the Make-Whole Fundamental Change consists solely of cash, then the Applicable Price will be the cash amount paid per share of Common Stock in the Make-Whole Fundamental Change.  In all other cases, the Applicable Price will be the average of the Closing Sale Prices per share of Common Stock for the five (5) consecutive Trading Days immediately preceding, but excluding, the relevant Make-Whole Fundamental Change Effective Date. The Company will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the Ex-Date of the event occurs, at any time during those five (5) consecutive Trading Days.

The table below sets forth the number of additional shares per $1,000 principal amount of Notes that will be added to the conversion rate applicable to the Notes that are converted during the Make-Whole Conversion Period. The increased conversion rate will be used to determine the number of shares of Common Stock due upon conversion. If an event occurs that requires an adjustment to the conversion rate, the Company will, on the date it must adjust the conversion rate, adjust each Applicable Price set forth in the first column of the table below by multiplying the Applicable Price in effect immediately before the adjustment by a fraction:

(a)           whose numerator is the conversion rate in effect immediately before the adjustment; and

(b)           whose denominator is the adjusted conversion rate.

In addition, the Company will adjust the number of additional shares in the table below in the same manner which, and for the same events for which it must adjust the conversion rate as set forth in the Indenture and described under “—Conversion Rate Adjustments.”

The exact Applicable Price and Make-Whole Fundamental Change Effective Date may not be as set forth in the Indenture and described in the table below, in which case:

(a)           if the actual Applicable Price is between two Applicable Prices listed in the table, or the actual Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates listed in the table, the Company will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two Applicable Prices, or for the two Make-Whole Fundamental Change Effective Dates based on a 365-day year, as applicable;

(b)           if the actual Applicable Price is greater than $7.50 per share (subject to adjustment in the same manner as the “Applicable Prices” in the table in below), the Company will not increase the conversion rate; and

(c)           if the actual Applicable Price is less than $1.00 per share (subject to adjustment in the same manner as the “Applicable Prices” in the table below), the Company will not increase the conversion rate.

However, the Company will not increase the conversion rate as described above to the extent the increase will cause the Conversion Rate to exceed the greater of (i) the initial Conversion Rate (1,333.3333) and (ii) $1,000 divided by (a) the average of the Closing Sale Prices of Common Stock over the 30 consecutive trading-day period beginning March 1, 2010, plus (b) 399.1307.  The Company will adjust this maximum conversion rate in the same manner in which, and for the same events for which, the Company must adjust the conversion rate as described herein.

Number of additional shares

(per $1,000 principal amount of notes)

Make-Whole Fundamental Change Effective date

Applicable Price	February 26, 2010	February 26, 2011	February 26, 2012	February 26, 2013	February 26, 2014	February 26, 2015	February 26, 2016	February 26, 2017	February 26, 2018	February 26, 2019	February 26, 2020
$1.00	399.1307	376.2137	349.7657	319.8637	285.1207	245.1707	200.3427	149.9377	93.9057	32.2757	0.0000
$1.50	245.3773	232.2360	216.7467	198.9680	177.9653	153.5133	125.8133	94.4127	59.2673	20.4020	0.0000
$2.00	168.5007	160.2467	150.2372	138.5207	124.3882	107.6852	88.5487	66.6502	41.9487	14.4652	0.0000
$2.50	122.3751	117.0535	110.3315	102.2519	92.2415	80.1879	66.1899	49.9927	31.5575	10.9031	0.0000
$3.00	91.6243	88.2577	83.7277	78.0730	70.8107	61.8567	51.2840	38.8877	24.6297	8.5283	0.0000
$3.50	69.6595	67.6895	64.7247	60.8024	55.5027	48.7630	40.6370	30.9555	19.6815	6.8321	0.0000
$4.00	53.1859	52.2634	50.4727	47.8492	44.0219	38.9424	32.6517	25.0064	15.9704	5.5599	0.0000
$4.50	40.4069	40.2651	39.3878	37.7747	35.0922	31.3044	26.4409	20.3793	13.0838	4.5704	0.0000
$5.00	30.6371	30.6925	30.5199	29.7149	27.9485	25.1939	21.4723	16.6777	10.7747	3.7789	0.0000
$5.50	23.1779	23.2348	23.2745	23.1207	22.1038	20.1945	17.4068	13.6490	8.8854	3.1312	0.0000
$6.00	17.4092	17.4655	17.5075	17.6267	17.2330	16.0282	14.0192	11.1252	7.3108	2.5915	0.0000
$6.50	12.9161	12.9574	12.9997	13.1207	13.1117	12.5030	11.1527	8.9896	5.9787	2.1348	0.0000
$7.00	9.3894	9.4390	9.4718	9.5875	9.6164	9.4814	8.6957	7.1591	4.8368	1.7434	0.0000
$7.50	6.6325	6.6904	6.7177	6.8281	6.8573	6.8632	6.5663	5.5727	3.8471	1.4041	0.0000

Notwithstanding anything above, $1,000 divided by the average of the Closing Sale Prices of the Common Stock over the 30 consecutive trading-day period described above plus 399.1307 was less than the initial Conversion Rate of 1,333.333.  Accordingly, no adjustments to the Conversion Rate pursuant to the Indenture, as described in the table above, will be made in the event of a Make-Whole Fundamental Change.

Certain Covenants

Limitation on Restricted Payments

(a)           The Company will not, and will not permit any Restricted Subsidiaries to:

(i)            directly or indirectly declare or pay any dividend or make any distribution in respect of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:  (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)           purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(iii)          make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness; or

(iv)          make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as Restricted Payments), unless, at the time of such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the Indenture, as described in paragraph (a) of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(3)           such Restricted Payment is made after August 26, 2013; and

(4)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issuance Date is less than the sum of:

(A)          50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issuance Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B)           100% of the aggregate net cash proceeds received by the Company since immediately after the Issuance Date from the issue or sale of (x) Equity Interests of the Company or (y) debt securities of the Company (other than the New Notes) that have been converted into Equity Interests of the Company (other than debt held by a Subsidiary of the Company); provided, however, that this clause (B) shall not include the proceeds from (a) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be, (b) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (c) Excluded Contributions, plus

(C)           100% of the aggregate amount received in cash received by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by such Person and repayments of loans or advances which constitute Restricted Investments by the Company and its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary and constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary (to the extent not included in Net Income), plus

(D)          100% of the aggregate amount of cash contributed to the capital of the Company following the Issuance Date (other than by a Restricted Subsidiary and other than Excluded Contributions), plus

(E)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the investment in such Unrestricted Subsidiaries at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary and (ii) the amount of all Restricted Payments made to such Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary and constituted a Permitted Investment.

(b)           The foregoing provisions will not prohibit:

(i)            the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(ii)           the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests, which we refer to as the Retired Capital Stock, or Subordinated Indebtedness of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock);

(iii)          the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, together with all costs and expenses paid in connection thereto; (B) such Indebtedness is subordinated to the Senior Indebtedness and the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value; (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the New Notes or the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the New Notes or the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(iv)          a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant (or their heirs or estates) of the Company or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any subscription, stockholder or other agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) does not exceed in any calendar year $2.5 million and $15.0 million over the entire term of the Notes; provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Company to members of management, directors or consultants (or their heirs or estates) of the Company and its Subsidiaries that occurs after the Issuance Date plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issuance Date; and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this section or any other provision of the Indenture;

(v)           any repricing or issuance of employee stock options or the adoption of bonus arrangements, in each case in connection with the issuance of the New Notes, and payments pursuant to such arrangements;

(vi)          the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with the Fixed Charge Coverage Ratio test set forth in the Indenture and described in “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(vii)         repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights;

(viii)        payments of cash, dividends, distributions or advances by the Company to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options or warrants or (b) the conversion or exchange of Capital Stock of the Company;

(ix)           payments of cash, dividends, distributions or advances by the Company and the Guarantors to prepay, redeem, defease, repurchase, retire, or otherwise acquire the New Notes, subject to the provisions of the Indenture, as described under “—Redemption or Repurchase of Notes” and “—Certain Covenants—Limitation on Sales of Assets—Offer to Purchase by Application of Excess Proceeds.”

(x)            Restricted Payments that are made with Excluded Contributions; and

(xi)           other Restricted Payments in an aggregate amount not to exceed $5.0 million made prior to the last date on which interest on the New Notes is payable in PIK and $15.0 million if made thereafter.

(c)           As of the Issuance Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries.  The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time (whether pursuant to clause (a) of this section or pursuant to the definition of “Permitted Investments”) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described herein and set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, we refer to this as to incur or an incurrence) any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock or permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 3.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness and Disqualified Stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Notes shall not exceed $10.0 million at any one time outstanding.

(b)           The foregoing limitations will not apply to:

(i)          the incurrence by the Company or the Guarantors of Indebtedness under the Senior Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $311,019,628 outstanding at any one time plus any amounts for premiums, costs and expenses associated with a refinancing or refinancings of Indebtedness in this clause (i);

(ii)         the incurrence by the Company and any Guarantor of Indebtedness represented by the New Notes (including any Guarantee and the PIK Notes), including any notes issued in exchange for the New Notes and any guarantees thereof;

(iii)        the Existing Indebtedness (other than indebtedness described in another clause of the Indenture);

(iv)       the incurrence by the Company or the Guarantors of Indebtedness pursuant to a Credit Facility in an aggregate amount up to $50.0 million;

(v)        the incurrence by the Company of Indebtedness represented by Capitalized Lease Obligations, Disqualified Stock incurred by the Company or any of its Restricted Subsidiaries, mortgage financings or purchase money obligations, when aggregated with the principal amount of all other Indebtedness and Disqualified Stock, incurred pursuant to this clause (v) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness or Disqualified Stock incurred pursuant to this clause (v), does not exceed $25.0 million;

(vi)       Indebtedness incurred by the Company or any of its Restricted Subsidiaries arising in respect of letters of credit, bankers’ acceptances, workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’compensation claims, in each case in the ordinary course of business;

(vii)      Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note and is subordinated in right of payment to the New Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(viii)     Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that (A) any such Indebtedness is made pursuant to an intercompany note and (B) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(ix)        Hedging Obligations that are incurred in the ordinary course of business (but in any event excluding Hedging Obligations entered into for speculative purposes);

(x)         obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xi)        Indebtedness of any Guarantor in respect of such Guarantor’s Guarantee;

(xii)       (A) any guarantee by the Company of Indebtedness or other obligations of any Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, as described in “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such Guarantee is incurred in accordance with the Indenture, as described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(xiii)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(xiv)      (A) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the Indenture, as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such Guarantee is incurred in accordance with the Indenture, as described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(xv)       Issuance by the Company of additional senior convertible notes on terms that are identical to the New Notes in an aggregate principal amount not to exceed $20.0 million, solely for the purpose of curing any covenant defaults under the Senior Credit Facility;

(xvi)      Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under the Fixed Charge Coverage Ratio test set forth in the Indenture, as described under paragraph (a) of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or clauses (i), (ii), (iii) or (xvi);

(xvii)     Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment or purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than the guarantees of Indebtedness incurred by any Person acquiring all of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xviii)    The incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(xix)      Indebtedness representing installment insurance premiums of the Company owing to insurance companies in the ordinary course of business;

(xx)       The incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees or consultants of the Company, or any of its Subsidiaries for the purposes of permitting such Persons to purchase Capital Stock of the Company, not to exceed $1.0 million;

(xxi)      The incurrence by the Company and the Guarantors of royalties, the dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with the ordinary course of business or normal practices in the commercial vehicle components industry;

(xxii)     Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Disqualified is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Indenture, as described in the first sentence under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or (B) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger; or

(xxiii)    The incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Refinancing Indebtedness incurred to renew, refund, refinance, defease or discharge any Indebtedness incurred pursuant to this clause (xxiii), not to exceed $40.0 million.

For purposes of determining compliance with the provisions of the Indenture, as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of permitted Indebtedness or Disqualified Stock described in clauses (i) through (xxiii) above or is entitled to be incurred pursuant to the Indenture, as described under paragraph (a) of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness or Disqualified Stock and will only be required to include the amount and type of such Indebtedness or Disqualified Stock in one of the above clauses.  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of the Indenture, as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness (other than Permitted Liens) unless all payments due under the New Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the New Notes) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

The preceding paragraph will not require the Company or any Restricted Subsidiary of the Company to secure the New Notes if the relevant Lien consists of a Permitted Lien.  Any Lien which is granted to secure the New Notes or such Guarantee under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee under such preceding paragraph.

Limitation on Transactions with Affiliates

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (we refer to each of the foregoing as an Affiliate Transaction) involving aggregate payments or consideration in excess of $5.0 million, unless:

(i)            such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii)           the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with the Indenture, as described under clause (i) above; provided that for any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company shall deliver to the Trustee, in addition to such board resolution and Officers’ Certificate, a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) above.

(b)              The foregoing provisions will not apply to the following:

(i)            transactions between or among the Company and/or any of its Restricted Subsidiaries;

(ii)           any indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

(iii)          payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Company in good faith, which shall not exceed $1.0 million in the aggregate at any one time outstanding;

(iv)          any agreement as in effect as of the Issuance Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby;

(v)           any employment agreement or employee benefit plan entered into by the Company or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

(vi)          payment of reasonable directors’ fees and expenses;

(vii)         transactions with joint ventures in a Similar Business;

(viii)        transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)           the issuance of Equity Interests (other than Disqualified Stock) of the Company to any director, officer, employee or consultant;

(x)            any contribution to the capital of the Company;

(xi)           transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of the Indenture, as described under clause (i) of paragraph (a) under “—Limitation on Transactions with Affiliates”;

(xii)          Restricted Payments permitted by the Indenture, as described under “—Limitation on Restricted Payments” and Permitted Investments;

(xiii)         the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issuance Date and any similar agreements which it may enter into thereafter; and

(xiv)        pledges of Equity Interests of Unrestricted Subsidiaries.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)                                  (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)                                 make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)                                  sell, lease, or transfer any of its properties or assets to the Company, or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i)                                     contractual encumbrances or restrictions in effect on the Issuance Date, including, without limitation, pursuant to Existing Indebtedness or the Senior Credit Facilities and their related documentation;

(ii)                                  the Indenture, the New Notes and the Guarantees;

(iii)                               purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(iv)                              applicable law or any applicable rule, regulation or order;

(v)                                 any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi)                              contracts for the sale of assets or Capital Stock, including, without limitation restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii)                           secured Indebtedness otherwise permitted to be incurred pursuant to the Indenture, as described under (A) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and (B) “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)                        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)                                customary provisions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), including provisions limiting the distribution or disposition of assets or property, entered into in the ordinary course of business or with the approval of the Board of Directors of the Company;

(x)                                   customary provisions (including non-assignment provisions) contained in leases and other agreements entered into in the ordinary course of business;

(xi)                                Refinancing Indebtedness; or

(xii)                             any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii) and (vii)(A) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, not, taken as a whole, more restrictive with respect to such dividend and other payment restrictions set forth in clauses (a), (b) and (c) above than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

(a)                                  The Company will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless such Restricted Subsidiary simultaneously executes and delivers a supplemental Indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary except that with respect to a guarantee of Indebtedness of the Company or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee of the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes.

(b)                                                 Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited under the Indenture); (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee; (iii) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Indenture; or (iv) if the Company designates a Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary.

Limitation on Sales of Assets

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that (a) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (b) any securities, notes or other obligations received by the Company or its Restricted Subsidiaries from such transferee that are converted by the Company or such Restricted Subsidiaries into cash or Cash Equivalents within 270 days following the closing of such Asset Sale and (c) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at the time outstanding not to exceed 10% of Total Assets at the time of receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision and for no other purpose.

Within 270 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale (i) to permanently reduce (x) Obligations under the Senior Credit Facilities, and if the Senior Credit Facilities repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or (y) other Pari Passu Indebtedness; and/or (ii) to make an investment in (A) any one or more businesses, provided, that such investment in any business is in the form of the acquisition of all or substantially all of the assets or any Capital Stock of such business and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets used or useful in a Similar Business.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents, Investment Grade Securities or any other manner not prohibited by the Indenture.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the second paragraph of “—Limitation on Sale of Assets” will be deemed to constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an offer to all Holders, and if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness, which we refer to as an Asset Sale Offer, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness, that is an integral multiple of $1 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, which we refer to as the Offered Price, in accordance with the procedures set forth in the Indenture, as described under “—Offer to Purchase by Application of Excess Proceeds” below, provided that if such Asset Sale Offer is made on or before February 26, 2013, the offer price with respect to the Notes shall be in an amount equal to 100% of the principal amount thereof, plus all interest that would be payable and unpaid (whether or not accrued) on February 26, 2013, and provided further that no Notes of $2,000 or less shall be purchased in part.

Offer to Purchase by Application of Excess Proceeds

In the event that the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

Within ten (10) Business Days after the date on which the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall give to each Holder, with a copy to the Trustee, in the manner provided in the Indenture a notice stating:

(a)                                  that the Holder has the right to require the Company to repurchase such Holder’s Notes at the Offered Price, subject to proration in the event the Excess Proceeds are less than the aggregate Offered Price of all Notes tendered;

(b)                                 the date of purchase of Notes pursuant to the Asset Sale Offer, which we refer to as the Asset Sale Purchase Date, which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed;

(c)                                  that the Offered Price will be paid to Holders electing to have Notes purchased on the Asset Sale Purchase Date; provided that a Holder must surrender its Note to the Paying Agent at the address specified in the notice prior to the close of business at least five Business Days prior to the Asset Sale Purchase Date;

(d)                                 any Note not tendered will continue to accrue interest pursuant to its terms;

(e)                                  that unless the Company defaults in the payment of the Offered Price, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Asset Sale Purchase Date;

(f)                                    that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the Company receives, not later than the close of business on the third Business Day preceding the Asset Sale Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased;

(g)                                 that the Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1 in excess thereof; and the instructions a Holder must follow in order to have his Notes purchased in accordance with the Indenture, as described under “—Limitation on Sales of Assets.”

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture.  If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the Company shall select the Pari Passu Indebtedness to be purchased in the manner described in the immediately succeeding paragraph.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

If less than all the Notes are to be repurchased pursuant to the Indenture, as described under “—Limitation on Sales of Assets,” selection of such Notes for repurchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such other similar method in accordance with the procedures of the Depository (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. The Trustee shall promptly notify the Company in writing of the Notes selected for repurchase and, in the case of any Notes selected for partial repurchase, the principal amount thereof to be repurchased.

Unless the context otherwise requires, all provisions relating to repurchase of Notes shall relate, in the case of any Note repurchased or to be repurchased only in part, to the portion of the principal amount of such Note which has been or is to be repurchased.

The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, as described in “—Limitation on Sales of Assets” and “—Offer to Purchase by Application of Excess Proceeds,” the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture.

Merger, Consolidation or Sale of Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(a)                                  the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (we refer to the Company or such Person, as the case may be, as the Successor Company);

(b)                                 the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to a supplemental Indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)                                  immediately after such transaction, no Default or Event of Default exists;

(d)                                 immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness under the Indenture, as described under paragraph (a) under “—Limitation on

Incurrence of Indebtedness and Issuance of Disqualified Stock,” or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(e)                                  each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) shall apply, shall have by supplemental Indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(f)                                    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and if a supplemental Indenture is required in connection with such transaction, such supplemental Indenture, comply with the requirements of the Indenture.

The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes.  Notwithstanding the foregoing clauses (c) and (d), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Subject to the Indenture, as described under the second paragraph of “—Guarantees,” each Guarantor shall not, and the Company shall not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to, any Person, unless at the time and after giving effect:

(a)                                  (i)                                     such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof (we refer to such Guarantor or such Person, as the case may be, as the Successor Guarantor);

(ii)                                  the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor and under such Guarantor’s Guarantee pursuant to a supplemental Indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii)                               immediately after such transaction, no Default or Event of Default exists; and

(iv)                              the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental Indenture, if any, comply with the Indenture; or

(b)                               the transaction is made in compliance with the Indenture, as described under “—Limitation of Sales on Assets.”

Subject to the Indenture, as described under the second paragraph of “—Guarantees,” the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee.  Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Company.

Statement by Officers as to Default

The Company will deliver to the Trustee, within 180 days after the end of each fiscal year, an Officers’ Certificate stating whether such Officers signing the Officers’ Certificate have actual knowledge of any Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default which has occurred and is continuing or, if such signers do know of such Default or Event of Default by the Company in performing any of its obligations under the Indenture or the New Notes, describing any such Default or

Event of Default and what actions the Company is taking or proposes to take with respect thereto.  The Company shall provide prompt written notice to the Trustee of any change to the fiscal year, which as of the date hereof ends on December 31.

When any Default has occurred and is continuing under the Indenture, or if the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness in the principal amount of less than $10 million), the Company shall notify the Trustee in writing of such event, notice or other action within five Business Days of its occurrence.

Commission Reports and Reports to Holders

The Company will deliver to the Trustee (without exhibits), within 15 days after it is required to file them with the Commission copies of: (A) annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (B) reports on Form 10-Q (or any successor or comparable form); (C) reports on Form 8-K (or any successor or comparable form); and (D) any other information, documents and other reports which the Company would be required to file with the Commission pursuant to section 13 or 15(d) of the Exchange Act; provided, however, if the Company is not obligated to file such reports with the Commission or if the Commission does not permit such filing, the Company shall make available such information to prospective purchasers of the Notes, in addition to providing such information to the Trustee and the holders of the Notes, in each case within 15 days after the time the Company would have been required to file such information with the Commission, if it were subject to sections 13 or 15(d) of the Exchange Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants set forth in the Indenture and described herein (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Company shall be deemed to have furnished the reports, documents and information referred to above to the Trustee, the Holders and/or the prospective purchasers of the Notes, if the Company has filed such reports, documents or information with the Commission via the EDGAR filing system (or any successor system) and/or posted such reports, documents or information on the Company’s website and such reports, documents and information are publicly available.

Suspension of Covenants

During any period of time that:  (1) the Notes have a Qualified Rating from Moody’s and S&P and (2) no Default or Event of Default has occurred and is continuing under the Indenture (we refer to the occurrence of the events described in the foregoing clauses (1) and (2) collectively as a Covenant Suspension Event), the Company and the Restricted Subsidiaries shall not be subject to the following provisions of the Indenture:

(a)                                  Limitation on Restricted Payments;

(b)                                 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;

(c)                                  Limitation on Transactions with Affiliates;

(d)                                 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries;

(e)                                  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries; and

(f)                                    Limitation on Sales of Assets;

(referred to collectively as the Suspended Covenants).  Upon the occurrence of a Covenant Suspension Event, the Guarantees of the Guarantors shall be suspended as of such date, which we refer to as the Suspension Date.  In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date, which we refer to as the Reversion Date, one or both of the Rating Agencies withdraws its Qualified Rating or downgrades the rating assigned to the Notes below a Qualified Rating or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees shall be reinstated.  We refer to the period of time between the Suspension Date and the Reversion Date in this description as the Suspension Period.  Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period shall be classified to have been incurred or issued pursuant to the provisions of the Indenture, as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date).  To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the provisions of the Indenture, as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” such Indebtedness or Disqualified Stock shall be deemed to have been outstanding on the Issuance Date, so that it is classified as permitted under the Indenture, as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the Indenture, as described under “—Limitation on Restricted Payments” shall be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issuance Date and throughout the Suspension Period, except that no default shall be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.  Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under the Indenture, as described under “—Limitation on Restricted Payments.”

The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any Covenant Suspension Event.  In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.  The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Reversion Date) written notice of any occurrence of a Reversion Date.  After any such notice of the occurrence of a Reversion Date, the Suspended Covenants shall apply and be in full force and effect.

Events of Default

Each of the following is an Event of Default:

(a)                                  the Company’s failure to pay the principal of or premium, if any, on any note when due, whether at maturity, on a Change in Control Repurchase Date with respect to a change in control or otherwise;

(b)                                 the Company’s failure to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

(c)                                  the Company’s failure to satisfy its conversion obligations upon the exercise of a holder’s conversion right;

(d)                                 the Company’s failure to timely provide notice with respect to the notes;

(e)                                  the Company’s failure to comply with any other term, covenant or agreement contained in the notes or the Indenture, if the failure is not cured within 45 days after notice to the Company by the Trustee or to the Trustee and the Company by holders of at least 25% in aggregate principal amount of the applicable notes then outstanding, in accordance with the Indenture;

(f)                                    a default by the Company or any of its subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of the Company’s or its subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the Indenture;

(g)                                 failure by the Company or any of its Subsidiaries, within 45 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Company or any of its Subsidiaries exceeds $10.0 million, which are not stayed on appeal;

(h)                                 the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of the United States Bankruptcy Code: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally not paying its debts (other than debts which are the subject of a bona fide dispute) as they become due; or

(i)                                     a court of competent jurisdiction enters an order or decree under any bankruptcy code that remains unstayed and in effect for 60 days and: (A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case; (B) appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or (C) orders the liquidation of the Company or any of its Significant Subsidiaries; provided that clauses (A), (B) and (C) shall not apply to an Unrestricted Subsidiary, unless such action or proceeding has a material adverse effect on the interests of the Company or any Restricted Subsidiary.

Acceleration of Maturity; Recission and Annulment

If an Event of Default, other than an Event of Default specified in (h) or (i) above, occurs and is continuing, either the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the notes outstanding, by notice to the Company and the Trustee, may declare the principal of, (and premium, if any) accrued and unpaid interest on, all the then outstanding notes to be immediately due and payable.  In the case of an Event of Default specified in the Indenture, as described in (h) or (i) above occurs and is continuing, then the principal amount of, and accrued and unpaid interest on, all the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

At any time after a declaration of acceleration has been made, the holders of a majority in aggregate principal amount of the notes outstanding, by written notice to the Trustee, may rescind and annul such declaration and its consequences if:

(a)                                  the rescission would not conflict with any order or decree;

(b)                                 all Events of Default, other than the non-payment of accelerated principal of (or premium, if any, on) or interest, have been cured or waived; and

(c)                                  all amounts due to the Trustee are paid.

The Trustee is not obligated to exercise any of its rights or powers at the request or demand of the Holders, unless the Holders have offered to the Trustee security or indemnity that is satisfactory to the Trustee against the costs, expenses and liabilities that the Trustee may incur to comply with the request or demand. Subject to applicable law and the Trustee’s rights to indemnification, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Supplements and Amendments to Indenture

Supplemental Indentures without the Consent of Holder

Without notice to or the consent of any Holder, the Company, may with the consent of the Trustee, at any time and from time to time, amend or supplement the Indenture, any Guarantee, or the Notes, in form satisfactory to the Trustee, for any of the following purposes to:

(a)                                  evidence the assumption of its obligations under the Indenture and the Notes by a successor upon its consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of its property or assets in accordance with the Indenture;

(b)                                 make adjustments in accordance with the Indenture to the right to convert the Notes upon certain reclassifications in its common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of its property or assets;

(c)                                  secure its obligations in respect of the Notes;

(d)                                 add to its covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;

(e)                                  make provision with respect to adjustments to the Conversion Rate as required by the Indenture or to increase the Conversion Rate in accordance with the Indenture;

(f)                                    cure any ambiguity, defect, omission or inconsistency in the Indenture;

(g)                                 provide for uncertificated Notes in addition to or in place of certificated Notes;

(h)                                 comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act as in effect on the date on which the Indenture is qualified thereunder;

(i)                                     provide for the issuance of PIK Notes or Additional Notes, in accordance with the limitations set forth in the Indenture;

(j)                                     allow any Guarantor to execute a supplemental Indenture with respect to the Notes;

(k)                                  comply with the rules of any securities depository; or

(l)                                     make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture.

Supplemental Indenture with Consent of Holders

With the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, by Act of said Holders delivered to the Company and the Trustee, the Company and the Trustee, may amend or supplement the Indenture or any New Notes for the purpose of adding any provisions thereto, changing in any manner or eliminating any of the provisions thereunder or of modifying in any manner the rights of the Holders thereunder and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, other than Notes beneficially owned by the Company or its Affiliates; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each Outstanding Note affected thereby (with respect to any Notes held by a nonconsenting Holder):

(a)                                  change the stated maturity of the principal of, or the payment date of any installment of interest on, or any additional amounts with respect to, any Note;

(b)                                 reduce the principal amount of, or any premium or interest on, any Note;

(c)                                  change the place, manner or currency of payment of principal of, or any premium or interest on, any Note;

(d)                                 impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any Note;

(e)                                  modify, in a manner adverse to the Holders, the provisions of the Indenture relating to (i) the right of the Holders to require the Company to repurchase Notes upon a fundamental change or (ii) the Redemption Price or its obligation to pay the Redemption Price when due;

(f)                                    modify the ranking provisions of the Indenture in a manner adverse to the Holders;

(g)                                 adversely affect the right of the Holders to convert their Notes in accordance with the Indenture;

(h)                                 reduce the percentage in aggregate principal amount of Outstanding Notes whose holders must consent to a modification or amendment of the Indenture or the Notes;

(i)                                     reduce the percentage in aggregate principal amount of Outstanding Notes whose holders must consent to a waiver of compliance with any provision of the Indenture or the Notes or a waiver of any Default or Event of Default; or

(j)                                     modify the provisions of the Indenture with respect to modification and waiver (including waiver of a Default or Event of Default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected Holder.

It shall not be necessary for any Act of Holders described in the paragraph above to approve the particular form of any proposed supplemental Indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at the option of its Board of Directors evidenced by Board Resolution set forth in an Officers’ Certificate, at any time, with respect to the Notes and Guarantees, elect to have either the provisions of the Indenture, as described under “—Legal Defeasance and Discharge” or “—Covenant Defeasance” applied to all Outstanding Notes and Guarantees upon compliance with the conditions of the Indenture, including those described below.

Legal Defeasance and Discharge

Upon the Company’s exercise of the applicable option under “—Legal Defeasance and Covenant Defeasance,” the Company and any Guarantor shall be deemed to have been discharged from the obligations with respect to all Outstanding Notes, on the date the conditions set forth in the Indenture, as described under “—Conditions to Legal Defeasance or Covenant Defeasance” are satisfied, which we refer to as Legal Defeasance.”  For this purpose, such Legal Defeasance means that the Company and each Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for certain purposes described in the Indenture.

Subject to compliance with the Indenture, as described under “—Legal Defeasance and Covenant Defeasance,” the Company may exercise its option for Legal Defeasance notwithstanding the prior exercise of its option of Covenant Defeasance with respect to the Notes.

Covenant Defeasance

Upon the Company’s exercise of the applicable option as described above, the Company and any Guarantor shall be released from the obligations under any covenant contained in the Indenture and described in this description under the headings “—Limitation on Restricted Payments,” “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” “—Limitation on Liens,” “—Limitation on Transactions with Affiliates,” “—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries,” “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,” and “—Limitation on Sales of Assets,” with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied, which we refer to as Covenant Defeasance, and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes (it being understood that such Notes will not be outstanding for accounting purposes).  For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under part (ii) of “Events of Default” in the Indenture and described herein, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby.

Conditions to Legal Defeasance or Covenant Defeasance

The following shall be the conditions to application of Legal Defeasance or Covenant Defeasance to the Outstanding Notes:

(a)                                  The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of the Indenture who shall agree to comply with the provisions applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest due on the Outstanding Notes on the Stated Maturity or on the applicable Redemption Date as the case may be;

(b)                                 in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions) confirming that (i) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the Issuance Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States (which opinion may be subject to customary assumptions and exclusions) shall confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                                  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                                 no Default or Event of Default (other than resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

(e)                                  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(f)                                    the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(g)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture shall cease to be of further effect (except with respect to certain terms as set forth in the Indenture) when (a) all outstanding Notes have been delivered to the Trustee for cancellation or (b) all Notes not therefore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. Such discharge is subject to certain other terms and conditions set forth in the Indenture.

Calculations

The Company is responsible for all calculations under the Indenture and the Notes, including the determination of Conversion Price, the current market price of the Common Stock and adjustments to the Conversion Rate.  The Company shall make all such calculations in good faith and, in the absence of manifest error, such calculations shall be final and binding on all Holders.  The Company shall provide a copy of such calculations to the Trustee and the Conversion Agent, as required under the Indenture, and, the Trustee and the Conversion Agent shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification.  The Trustee shall have no duty to determine when an adjustment to the Conversion Rate should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers’ Certificate.  The Trustee shall not be under any responsibility to perform any calculations under Article 14 of the Indenture. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of the Notes, and the Trustee shall not be responsible for the Company’s failure to comply with any provision of Article 14 of the Indenture.  The Conversion Agent shall have the same protection under this section as the Trustee. Upon request of any Holder, the Trustee and the Conversion Agent shall provide a copy of such calculations to such Holder.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholders, as such, of the Company or any Guarantor shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creations.  Each Holder by accepting a Note waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Registration Rights

The Holders of the New Notes are entitled to the benefits of the Registration Rights Agreement.  Pursuant to the Registration Rights Agreement, the Holders of the New Notes may be entitled to Additional Interest under certain circumstances.  The Registration Rights Agreement is filed as Exhibit 4.2 to the registration statement of which this prospectus is a part.

Governing Law

The Indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person,

(i)                                     Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(ii)                                  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act” when used with respect to any Holder, means any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Holders, that is embodied in and evidenced by one or more instruments of substantially similar tenor signed by Holders in person or by agents duly appointed in writing; except as otherwise expressly provided in the Indenture, such actions becoming effective when such instruments are delivered to the Trustee and, where it is expressly required, to the Company.

“Additional Interest” has the meaning ascribed to it in the Registration Rights Agreement.

“Additional Notes” means any Notes issued by the Company having identical terms and conditions as the Initial Notes subject to the limitations set forth in the Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in the Indenture, as described in “Certain Covenants—Limitation on Transactions with Affiliates.”

“Agent” means any Paying Agent, Authenticating Agent, Conversion Agent and Note Registrar under the Indenture.

“Asset Sale” means:

(i)                                     the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (which we refer to in this definition as a disposition); or

(ii)                                  the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)                                     a disposition of Cash Equivalents or Investment Grade Securities or obsolete, surplus, damaged or worn-out assets in the ordinary course of business or the sale, lease or discount of inventory, goods, services or accounts receivable in the ordinary course of business;

(ii)                                  the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions of the Indenture, as described in “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change in Control pursuant to the Indenture, as described in the definition of “Change in Control”;

(iii)                               the making of any Restricted Payment that is permitted to be made, and is made, pursuant to the Indenture, as described under “—Certain Covenants—Limitation on Restricted Payments”;

(iv)                              any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(v)                                 any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(vi)                              to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii)                           the lease, assignment or a lease or sub-lease of any real or personal property in the ordinary course of business;

(viii)                        any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issuance Date, including, without limitation, sale-leasebacks and asset securitizations permitted by the Indenture;

(ix)                                foreclosures on assets;

(x)                                   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries);

(xi)                                the cancellation or abandonment or other disposition of intellectual property that is no longer useful in any material respect in the conduct of the business of the Company and its Subsidiaries taken as a whole or the licensing or sublicensing of intellectual property or other general intangibles and license, sublicenses, leases or subleases of other property in the ordinary course of business; and

(xii)                             the sale of a Subsidiary of the Company as specified in the Indenture for not less than $20.0 million in cash consideration.

“Asset Sale Offer” has the meaning specified in the Indenture, as described in “—Certain Covenants—Limitation on Sales of Assets.”

“Asset Sale Purchase Date” has the meaning specified in the Indenture, as described in “—Certain Covenants— Limitation on Sales of Assets—Offer to Purchase by Application of Excess Proceeds.”

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means, with respect to any Person, either the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person or any committee thereof and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, Wilmington, Delaware, or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

“Capital Stock” means

(i)                                     in the case of a corporation, corporate stock,

(ii)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(iii)                               in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and

(iv)                              any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(i)                                     United States dollars,

(ii)                                  pounds sterling,

(iii)                               (a) euro, or any national currency of any participating member state in the European Union, or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(iv)                              marketable securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States,

(v)                                 certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

(vi)                              repurchase obligations for underlying securities of the types described in clauses (iv) and (v) entered into with any financial institution meeting the qualifications specified in clause (v) above,

(vii)                           commercial paper rated A-1 or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition,

(viii)                        investment funds investing 95% of their assets in securities of the types described in clauses (i)-(vii) above,

(ix)                                readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(x)                                   Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition, and

(xi)                                notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those described in clauses (i) through (iii) above, provided that such amounts are converted into any currency listed in clauses (i) through (iii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change in Control” means the occurrence of any of the following:

(i)                                     any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or its Subsidiaries or their employee benefit plans becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding voting power of all classes of the Company’s Voting Stock;

(ii)                                  there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

(iii)                               the Company consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Company, unless the persons that “beneficially owned,” directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger;

(iv)                              the Company is liquidated or dissolved or holders of the Company’s capital stock approve any plan or proposal for the Company’s liquidation or dissolution.

“Change in Control Repurchase Date” has the meaning specified in the Indenture, as described in “—Redemption or Repurchase of Notes—Repurchase Upon a Change of Control.”

“Change in Control Repurchase Notice” has the meaning specified in the Indenture, as described in “—Redemption or Repurchase of Notes—Repurchase Upon a Change of Control.”

“Change in Control Repurchase Price” has the meaning specified in the Indenture, as described in “—Redemption or Repurchase of Notes—Repurchase Upon a Change of Control.”

“Change in Control Repurchase Right” has the meaning specified in the Indenture, as described in “—Redemption or Repurchase of Notes—Repurchase Upon a Change of Control.”

“Closing Sale Price” of the Common Stock means, on any given day, the Closing Sale Price reported in composite transactions for the principal U.S. national or regional securities exchange on which shares of the Common Stock are listed for trading.  If shares of the Common Stock are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” will be the last quoted bid price for shares of the Common Stock in the over the counter market on the relevant date as reported by the National Quotation Bureau or similar organization or if no Closing Sale Price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices.  If shares of the Common Stock are not so quoted, the “Closing Sale Price” will be Fair Market Value of the Common Stock.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” means the common stock, par value $0.01 per share.

“Company” means Accuride Corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company (a) by its Chairman, a Vice-Chairman, its President or any Vice President and (b) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (a) above in lieu of being signed by one of such officers or directors listed in such clause (a) and one of the officers listed in clause (b) above.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and other noncash charges, excluding any noncash item that represents an accrual, reserve or amortization of a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any period, the sum, without duplication, of:

(i)                                     consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expenses attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—“Accounting for Derivative Instruments and Hedging Activities”), the interest component of Capitalized Lease Obligations, and net payments, if any, pursuant to interest rate Hedging Obligations, excluding amortization of deferred financing fees and any expensing of bridge or other financing fees, and

(ii)                                  consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(iii)                               interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(i)                                     any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) shall be excluded,

(ii)                                  the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(iii)                               any net after-tax income from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(iv)                              any net after-tax gains attributable to asset dispositions (less all fees and expenses related thereto) other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company, shall be excluded,

(v)                                 the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) (without duplication in the case of calculating Restricted Payments) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi)                              the Net Income for such period of any Restricted Subsidiary shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) (without duplication in the case of calculating Restricted Payments) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vii)                           any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(viii)                        any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

(ix)                                any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness, which we refer to as primary obligations, of any other Person, which we refer to as the primary obligor, in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(i)                                     to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii)                                  to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(iii)                               to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Conversion Agent” means any office or agency (including the Company acting as Conversion Agent) where the Notes may be presented for conversion.

“Conversion Date” has the meaning specified in the Indenture, as described in “—Conversion—Conversion Procedures.”

“Conversion Notice” has the meaning specified in the Indenture, as described in “—Conversion—Conversion Procedures.”

“Conversion Price” has the meaning specified in the Indenture, as described in “—Conversion—Conversion Right and Dividend Participation; Conversion Rate and Conversion Price.”

“Conversion Rate” has the meaning specified in the Indenture, as described in “—Conversion—Conversion Right and Dividend Participation; Conversion Rate and Conversion Price.”

“Corporate Trust Office” means the designated corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of the Indenture is located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean any office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

“Covenant Defeasance” has the meaning specified in “—Legal Defeasance and Covenant Defeasance.”

“Covenant Suspension Event” has the meaning specified in “—Suspension of Covenants.”

“Credit Facility” means, with respect to the Company or any Guarantor, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Facilities or any other credit or other agreement or Indenture).

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means a certificated New Note issued pursuant to the terms of the Indenture that is not a Global Note.

“Depository” means The Depository Trust Company, its nominees and successors.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a Change in Control or Asset Sale, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, other than as a result of a Change in Control or Asset Sale, in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, for any period, the sum, of the amounts for such period of

(i)            Consolidated Net Income, plus

(ii)           to the extent included in computing Consolidated Net Income, the sum (without duplication) of

(1)           Consolidated Interest Expense,

(2)           taxes computed on the basis of income,

(3)           Consolidated depreciation expense,

(4)           Consolidated amortization expense (including amortization of deferred financing fees),

(5)           any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront and amendment fees payable in respect of bank facilities),

(6)           any fees and expenses related to Permitted Investments,

(7)           losses on asset sales,

(8)           restructuring charges or reserves for such period incurred by the Company or any Subsidiary in connection with (x) plant closures and the consolidation, relocation or elimination of operations and (y) related severance costs and other costs incurred in connection with the termination, relocation and training of employees; provided that unless otherwise agreed by the Trustee (acting on the instructions of holders of a majority in principal amount of the Notes), the maximum amount of all restructuring charges or reserves that may be included in EBITDA during the term of the Indenture shall not exceed $15,000,000 in the aggregate and $10,000,000 in any consecutive four quarter period,

(9)           any deduction for minority interest expense,

(10)         any other non-cash charges,

(11)         any other non-recurring charges,

(12)         currency losses (except any losses on currency hedging agreements that are entered into to hedge against fluctuations in foreign currencies with respect to items included in calculating operating income),

(13)         fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the restructuring, and

(14)         with respect to any date of determination, the most recently completed four consecutive fiscal quarters ending on or immediately prior to such date, which contains a fiscal quarter with respect to which an EBITDA Deficiency (as defined in the Credit Agreement) was cured pursuant to and in compliance with the provisions of Section 5.04(b) of the Senior Credit

Facilities, an amount equal to the EBITDA Deficiency Add Back (as defined in the Credit Agreement) with respect to such fiscal quarter, minus

(iii)          to the extent included in computing Consolidated Net Income the sum, without duplication, the amounts for such period of

(1)           any non-recurring gains,

(2)           all non-cash gains,

(3)           gains on asset sales, and

(4)           currency gains (except any gains on currency hedging agreements that are entered into to hedge against fluctuations in foreign currencies with respect to items included in calculating operating income), determined, in the case of each of the foregoing clauses (a), (b) and (c) for the Company and its Subsidiaries, in accordance with GAAP for such period; provided that for purposes of such calculation, in the case of any Restricted Subsidiary acquired by the Company or any of its Restricted Subsidiaries following the commencement of any such period, amounts attributable to such Restricted Subsidiary shall be calculated as though such Subsidiary had been acquired on the first day of such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning specified in the Indenture, as described in “Events of Default.”

“Ex-Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Excess Proceeds” has the meaning specified in “Certain Covenants—Limitation on Sales of Assets.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contributions” means net cash proceeds or marketable securities received by the Company from contributions to its common equity capital (other than Disqualified Stock and other than from a Restricted Subsidiary) designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made.

“Existing Indebtedness” means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issuance Date, plus interest accruing thereon, after application of the net proceeds of the sale of the New Notes.

“Fair Market Value” means fair market value as determined by (A) the Chief Executive Officer or Chief Financial Officer of the Company in good faith, if such fair market value is less than $5.0 million, (B) the Board of Directors in good faith, if such fair market value may exceed $5.0 million but is less than $25.0 million, or (C) in writing by an independent investment banking firm of nationally recognized standing, if such fair market value may exceed $25.0 million.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than ordinary working capital borrowings) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, which we refer to as the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(i)            Consolidated Interest Expense of such Person for such period,

(ii)           all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person made during such period, and

(iii)          all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States.

“Global Notes” means (i) the Initial Notes issued in the form of one or more permanent global Notes in definitive, fully registered form by the Company to certain holders of its then outstanding 8.5% senior subordinated notes due 2015 (or their assignees) who were “accredited investors,” as defined in Rule 501(a)(4), (5), and (6) of Regulation D under the Securities Act or institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3), (7) and (8) of Regulation D under the Securities Act, pursuant to the Company’s Plan of Reorganization; (ii) the New Notes resold to a “qualified institutional buyer,” as defined in Rule 144A of the Securities Act, issued in reliance on Rule 144A of the Securities Act in the form of one or more permanent global Notes in definitive, fully registered form; (iii) the New Notes resold to non-U.S. Persons in reliance on Regulation S under the Securities Act issued in the form of one or more permanent global Notes in definitive, fully registered form; (iv) the New Notes resold to institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3), (7) and (8) of Regulation D under the Securities Act, other than in reliance on Rule 144A of the Securities Act or Regulation S under the Securities Act issued in the form of one or more permanent global Notes in definitive, fully registered form; and (v) after a transfer pursuant an effective registration statement, the one or more permanent global Notes in definitive, fully registered form without restrictive transfer legends.

“Government Securities” means securities that are

(i)            direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(ii)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.  When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means all Restricted Subsidiaries that are Domestic Subsidiaries and guarantee the Senior Credit Facilities as of the Issuance Date and any other Subsidiary of the Company that executes a supplemental Indenture to the Indenture providing for a guarantee of payment of the Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(i)            currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and

(ii)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a holder of the New Notes.

“incur” has the meaning specified in “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

“incurrence” has the meaning specified in “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

“Indebtedness” means, with respect to any Person,

(a)           any indebtedness of such Person, whether or not contingent

(i)            in respect of borrowed money,

(ii)           evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(iii)          representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or

(iv)          representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c)           to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the foregoing paragraph that would not appear as a liability on the balance sheet of such Person if (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary, which we refer to as a Joint Venture, (2) such Person or a Restricted Subsidiary is a general partner of the Joint Venture, which we refer to as a General Partner, and (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary; and such Indebtedness shall be included in an amount not to exceed (x) the greater of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary (other than the General Partner) or (y) if less than the amount determined pursuant to clause (x) immediately above, the actual amount of such Indebtedness that is recourse to such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent paid by the Company or its Restricted Subsidiaries.

In addition, “Indebtedness” of any Person shall not include (1) any liability for federal, state, local or other taxes, (2) performance, surety or appeal bonds provided in the ordinary course of business, (3) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Indenture” means the Indenture between the Company, the Guarantors, and the Trustee dated as of February 26, 2010, as originally executed and as it may from time to time be supplemented or amended by one or more Indentures supplemental thereto entered into pursuant to the applicable provisions of the Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged.

“Initial Notes” means the $140.0 million aggregate principal amount of the Company’s 7.5% senior convertible notes due 2020 issued on February 26, 2010.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment Grade Securities” means

(i)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)           debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,

(iii)          investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(iv)          corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and “Limitation of Restricted Payments,”

(i)            “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x)            the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(y)           the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issuance Date” means the closing date for the sale and original issuance of the Initial Notes.

“Legal Defeasance” has the meaning specified in the Indenture, as described in “—Legal Defeasance and Covenant Defeasance—Legal Defeasance and Discharge.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Listed Stock Business Combination” means a consolidation or merger that satisfies the following conditions: (x) at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock, American depositary shares or receipts and any associated rights listed and traded on a National Securities Exchange (or which will be so listed and traded when issued or exchanged in connection with such consolidation or merger); and (y) as a result of such consolidation or merger, the New Notes become convertible into solely such consideration.

“Make-Whole Conversion Period” has the meaning specified in the Indenture, as described in “—Conversion—Increase of Conversion Rate Upon Occurrence of a Make-Whole Fundamental Change.”

“Make-Whole Fundamental Change” has the meaning specified in “—Conversion—Increase of Conversion Rate Upon Occurrence of a Make-Whole Fundamental Change.”

“Make-Whole Fundamental Change Effective Date” has the meaning specified in the Indenture, as described under “—Conversion—Increase of Conversion Rate Upon Occurrence of a Make-Whole Fundamental Change.”

“Market Disruption Event” means (A) a failure by the primary United States national or regional securities exchange or market on which shares of the Common Stock are listed or admitted to trading to open for trading during its regular trading session or (B) the occurrence or existence prior to 1:00 p.m., New York City time on any scheduled Trading Day for shares of the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in shares of the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Maturity” means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“National Securities Exchange” means The New York Stock Exchange, the American Stock Exchange or the NASDAQ Market (or any of their respective successors).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than required by clause (i) of the second paragraph of “Certain Covenants—Limitation on Sales of Assets”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Notes” means the Initial Notes, as the principal amount thereof may be adjusted from time to time in accordance with the terms of the Indenture, including, but not limited to, being increased in connection with payment of PIK interest thereon in accordance with the terms of the Indenture, together with the PIK Notes.

“Note Register” and “Note Registrar” have the respective meanings specified in the Indenture, as described in “Registration, Registration of Transfer and Exchange.”

“Notes” means any Notes authenticated and delivered under the Indenture.  The Initial Notes, the PIK Notes, and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, the PIK Notes, and any Additional Notes.  For purposes of the Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount thereof in respect of PIK interest paid in accordance with the terms of the Indenture.

“Notes Custodian” means the custodian with respect to a Global Note, or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offered Price” has the meaning specified in the Indenture, as described under “—Certain Covenants—Limitation on Sales of Assets.”

“Officer” means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company, in form and substance reasonably acceptable to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture (including any covenant compliance which constitutes a condition precedent) relating to the proposed action have been complied with, and shall include: (i) a statement that each individual signing such certificate has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based; (iii) a statement that, in the opinion of each such individual he or it has made such examination or investigation as is necessary to enable him or it to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

“Old Equity Warrants” means the warrants issued in exchange for the Company’s prepetition common stock existing prior to the reorganization of the Company under chapter 11 of the United States Bankruptcy Code.

“Opinion of Counsel” means a written opinion of legal counsel, which and who are reasonably acceptable to, and addressed to the Trustee stating that in the opinion of such counsel all conditions precedent, if any, provided for in the Indenture relating to any proposed action have been complied with, and shall include: (i) a statement that each individual signing such opinion has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such opinion are based; (iii) a statement that, in the opinion of each such individual or such firm, he or it has made such examination or investigation as is necessary to enable him or it to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.  Unless otherwise required by the TIA, such legal counsel may be an employee of or counsel to the Company or a Guarantor.

“Outstanding,” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except:

(i)            Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)           Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)          Notes, except to the extent provided in the Indenture, as described in “—Legal Defeasance and Covenant Defeasance—Legal Defeasance and Discharge or “Covenant Defeasance,” with respect to which the Company has effected defeasance and/or covenant defeasance; and

(iv)          Notes paid pursuant to the provision related to mutilated, destroyed, lost or stolen Notes of the Indenture and Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands the Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver, and for the purpose of making the calculations required by TIA Section 313, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding (provided, that in connection with any offer by the Company or any obligor to purchase the Notes, Notes tendered for purchase will be deemed to be Outstanding and held by the tendering Holder until the date of purchase), except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded.  Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor.  In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee.  Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to certain provisions of the Indenture, the Trustee, shall be entitled to accept such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

“Pari Passu Indebtedness” means

(i)            with respect to the Notes, Indebtedness which ranks pari passu in right of payment to the Notes, and

(ii)           with respect to any Guarantor, Indebtedness that ranks pari passu in right of payment to such Guarantee of such Guarantor.

“Paying Agent” means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination or Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Investments” means:

(i)            any Investment in the Company or any Restricted Subsidiary;

(ii)           any Investment in cash and Cash Equivalents;

(iii)          any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment

(1)           such Person becomes a Restricted Subsidiary or

(2)           such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys a division, a line of business or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iv)          any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the Indenture, as described in “—Certain Covenants— Limitation on Sales of Assets” or any other disposition of assets not constituting an Asset Sale;

(v)           any Investment existing on the Issuance Date;

(vi)          advances to employees not in excess of $1.0 million outstanding at any one time, in the aggregate and advances to employees solely for the purchase of Capital Stock of the Company not to exceed $2.5 million outstanding at any one time;

(vii)         any Investment acquired by the Company or any of its Restricted Subsidiaries

(1)           in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

(2)           as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii)        Hedging Obligations permitted under the Indenture, as described in clause (i) of paragraph (b) of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(ix)           loans and advances to officers, directors and employees for business—related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(x)            guarantees (including Guarantees) of Indebtedness permitted under the Indenture, as described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(xi)           Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xii)          Investments, the payment of which consist of Equity Interests of the Company; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments; and

(xiii)         additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary) not to exceed $10.0 million prior to the last date on which interest on the New Notes is payable in PIK and $20.0 million if made thereafter (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(i)            pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(ii)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(iii)          Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(iv)          Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)           minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)          Liens existing on the Issuance Date, excluding, pursuant to the Senior Credit Facilities and their related documentation;

(vii)         Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(viii)        Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(ix)           Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(x)            Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(xi)           Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xii)          ground leases in respect of real property on which facilities leased or owned by the Company or any of its Subsidiaries;

(xiii)         leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries taken as a whole;

(xiv)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(xv)         Liens securing obligations permitted to be incurred under the Indenture, as described in clause (v) of paragraph (b) of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(xvi)        Liens in favor of the Company or any Restricted Subsidiary;

(xvii)       Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such equipment is located;

(xviii)      Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (vi), (vii), (viii), (ix), (x) and (xiv); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x) and (xiv) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(xix)         deposits made in the ordinary course of business to secure liability to insurance carriers;

(xx)          Liens securing Indebtedness permitted to be incurred under the Indenture, as described in clauses (i), (ii) and (iv) of paragraph (b) of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” of the Indenture and any Refinancing Indebtedness of Indebtedness permitted under clause (i) of paragraph (b) of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” that is incurred pursuant to clause (b)(xvi) thereof;

(xxi)         Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

(xxii)        to the extent not otherwise resulting in an Event of Default, Liens arising by reason of a judgment, decree or order and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings;

(xxiii)       Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(xxiv)       the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(xxv)        Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods in the ordinary course of business; and

(xxvi)       other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $10.0 million at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK” means paid-in-kind.

“PIK Notes” means the additional Definitive Notes issued as payment of PIK interest with the same terms and conditions as the Initial Notes..

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered in exchange for a mutilated security or in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Rating “ means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to the Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary so long as: (1) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company in connection with such Refinancing); (2) such new Indebtedness has: a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or more than 60 days after the final maturity date of the New Notes; and (3)  if the Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness will be subordinate to the Notes or any relevant Subsidiary Guarantee, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issuance Date, among the Company, and the Holders named therein.

“Regular Record Date” for the interest payable on any Interest Payment Date means the February 11 or August 11 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Resale Shelf Registration Statement” means the Resale Shelf Registration Statement as defined in the Registration Rights Agreement.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, any assistant secretary, any assistant treasurer, any trust officer or assistant trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who shall in each case have direct responsibility for the administration of the Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in the Indenture, as described in “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock” has the meaning specified in the Indenture, as described in “—Certain Covenants—Limitation on Restricted Payments.”

“Reversion Date” has the meaning specified in the Indenture, as described in “—Certain Covenants —Suspension of Covenants.”

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Credit Facilities” means the Fifth Amended and Restated Credit Agreement to be effective as set forth therein, as may be amended from time to time, among the Company, certain Subsidiaries of the Company, the financial institutions named therein, and Deutsche Bank Trust Company Americas, as Administrative Agent (the “Credit Agreement”), including any collateral documents, guarantees, instruments and agreements executed in connection therewith, in each case as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or Indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or Indenture or Indentures or any successor or replacement agreement or agreements or Indenture or Indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Senior Indebtedness” means (i) the Obligations under the Senior Credit Facilities and (ii) any Indebtedness permitted to be incurred by the Company or any Guarantor under the terms of the Indenture that is on a parity with the Notes.

“Settlement” has the meaning specified in the Indenture, as described in “—Conversion—Conversion Procedures.”

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Similar Business” means the business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by the Company and its Subsidiaries as of the date of the Indenture or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Special Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement, including, but not limited to, any Additional Interest.

“Stated Maturity” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means (a) with respect to the New Notes, any Indebtedness of the Company which is by its terms subordinated in right of payment to the New Notes and (b) with respect to any Guarantee, any Indebtedness of the applicable Guarantor which is by its terms subordinated in right of payment to such Guarantee.

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” has the meaning specified in the Indenture, as described in “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

“Successor Guarantor” has the meaning specified in the Indenture, as described in “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

“Suspended Covenants” has the meaning specified in the Indenture, as described in “—Certain Covenants —Suspension of Covenants.”

“Suspension Date” has the meaning specified in the Indenture, as described in “—Certain Covenants —Suspension of Covenants.”

“Suspension Period” has the meaning specified in the Indenture, as described in “—Certain Covenants —Suspension of Covenants.”

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trading Day” means a day during which (A) trading in shares of the Common Stock generally occurs, and (B) a Market Disruption Event has not occurred; provided that if shares of the Common Stock are not listed for trading or quotation on or by any exchange, bureau or other organization, “Trading Day” will mean any Business Day.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 as in force on the date as of which the Indenture was executed, except as provided in Section 905 of the Indenture.

“Trustee” means the Person named as the “Trustee” in “Trustee, Paying Agent and Registrar” until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Subsidiary” means any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below).  The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary but only to the extent (A) the Company would be permitted to make an Investment at the time of designation (assuming the effectiveness of such designation and treating such designation as an Investment at the time of designation) as a Restricted Payment pursuant to the Indenture, as described under paragraph (a) of “—Certain Covenants—Limitations on Restricted Payments” in an amount equal to the amount of the Company’s Investment in such Subsidiary on such date and (B) such Subsidiary (1) has no Indebtedness other than non-recourse debt, (2) except as permitted by “—Certain Covenants—Limitations on Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.  Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Vice President,” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 800,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock. Our common stock is quoted on the OTCBB under the symbol “ACUZ.”  The following summary of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the notes or the registrable common stock. This description is subject to and qualified in its entirety by provisions of our certificate of incorporation, as amended, and our amended and restated bylaws, which are each incorporated by reference into this prospectus, and by provisions of applicable Delaware law.

Common Stock

As of June 29, 2010 there were 126,295,024 shares of common stock outstanding and held of record by approximately 42 stockholders. All of our outstanding shares of common stock have been validly issued and fully paid and are nonassessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock, if any.

Voting.  Holders of common stock are entitled to one vote for each outstanding share of common stock held of record by the stockholder on matters submitted for the vote of our stockholders.  Pursuant to our certificate of incorporation, holders of the notes are entitled to vote, together with the common stock, upon all matters upon which holders of common stock have the right to vote.  The number of votes represented by the notes will be equal to the largest whole number of shares (rounded down to the nearest whole share) into which the notes may then be converted.  Each director will be elected by the vote of a plurality of the voting power of the shares of common stock, any class or series of our capital stock entitled to vote with respect to the election of directors and the notes, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote.  Except as provided by our certificate of incorporation, our bylaws or applicable law, all other matters presented to the stockholders shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of common stock, any other class or series of our capital stock entitled to vote on such matters and the notes, voting together as a single class, present in person or by proxy and entitled to vote thereon. Holders of common stock are not entitled to cumulative voting rights.

Dividend Rights.  Subject to applicable law, any contractual restrictions, and the rights of the holders of any outstanding series of preferred stock, if any, holders of common stock are entitled to receive such dividends and other distributions that the Board of Directors may declare from time to time.

Liquidation Rights.  Upon the dissolution, liquidation or winding up of the Company, subject to the rights of the holders of any outstanding series of Preferred Stock, if any, and after payment on the debts and other liabilities of the Company, holders of common stock are entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by each stockholder.  Holders of the notes are entitled to participate in any cash dividends declared by the Board of Directors on an as-converted basis.

Conversion, Redemption and Preemptive Rights. Holders of common stock have no conversion, redemption, sinking fund, preemptive, subscription or similar rights.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

As of June 29, 2010, there were no shares of preferred stock outstanding. Our certificate of incorporation as amended authorizes the issuance of up to 100,000,000 shares of preferred stock, in one or more series and with such rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights, as our Board of Directors may determine without further action by the holders of common stock.

Delaware Anti-Takeover Law

Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a merger or other business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to certain exclusions; or

•                  on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an “interested stockholder” as:

•                  any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation;

•                  any entity or person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

•                  the affiliates or associates of any such entities or persons.

The provisions of Section 203 of the DGCL described above could have the following effects on the Company, among others:

•                  delaying, deferring or preventing a change in control;

•                  delaying, deferring or preventing the removal of existing management;

•                  deterring potential acquirers from making an offer to the stockholders of the Company; and

•                  limiting any opportunity of stockholders of the Company to realize premiums over prevailing market prices of the common stock in connection with offers by potential acquirers.

This could be the case even if a majority of the Company’s stockholders might benefit from a change of control or offer.

Blank Check Preferred.  The Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to establish from time to time the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series, including, without limitation, the following:

•                  dividend rights and dividend rates;

•                  voting rights;

•                  conversion rights;

•                  liquidation preferences;

•                  redemption rights and redemption terms and conditions; and

•                  any sinking fund for the redemption or purchase of the shares.

The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of discouraging, delaying or preventing a change of control.

Special Meetings of Stockholders.  The Board of Directors may call a special meeting of stockholders at any time and for any purpose, but no stockholder or other person may call a special meeting.

No Action by Written Consent.  Except as otherwise provided by resolutions, if any, of the Board of Directors fixing the designations, powers, preferences and rights and the qualifications, limitations or restrictions of any series of preferred stock, any action taken by stockholders must be effected at a duly called annual or special meeting of stockholders, and stockholder action by written consent is prohibited.

Advance Notice Bylaws.  Our bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors.  Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting.  Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Registration Rights Agreement

On the effective date of the Plan of Reorganization, we entered into the Registration Rights Agreement with, among others, the backstop providers, pursuant to which we agreed to register the registrable common stock and the notes.  Under the terms of the Registration Rights Agreement, we are required to file a registration statement providing for sales on a continued or delayed basis within 90 days after the effective date of the Plan of Reorganization and to use commercially reasonable efforts to cause such registration statement to become effective within 180 days after the effective date of the Plan of Reorganization.  No other shares of our common stock are subject to any registration rights.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

On the effective date of the Plan of Reorganization, we entered into our fifth amended and restated credit agreement, which we refer to as the senior credit facility. As of March 31, 2010, under our senior credit facility, Accuride Canada Inc. has outstanding term loans of $22.0 million, which are guaranteed by us, and we have outstanding term loans of $287.0 million, for a total of $309.0 million of term loans, and there are outstanding letters of credit in the stated amount of $2.1 million.

Interest.  The interest rate for all loans is, at our option, LIBOR + 6.75% (with a LIBOR floor of 3.00%) or Base Rate + 5.75% (with a Base Rate floor of 4.00%).

Maturity.  The maturity for all loans and reimbursements of draws under the letters of credit is June 30, 2013.

Security. Our obligations under the senior credit facility are secured by, among other things, a lien on substantially all of our properties, assets and domestic subsidiaries and a pledge of 65% of the stock of our foreign subsidiaries.  The obligations of Accuride Canada Inc. under the senior credit facility are secured by substantially all of the properties and assets of Accuride Canada Inc. and, by virtue of the guarantees, all of the properties and assets of Accuride and our domestic subsidiaries.

Prepayments.  With certain exceptions, our senior credit facility requires us to prepay loans with (i) 100% of excess cash flow (commencing with the fiscal year ending December 31, 2010), (ii) 100% of net proceeds from asset sales, (iii) 100% of new proceeds from new debt issuances, (iv) 100% of net cash proceeds from equity issuances and (v) 100% of cash received by us from third parties that are holding cash from letters of credit that they have drawn.

Covenants.  The senior credit facility contains covenants that restrict the Company’s and guarantors’ of the senior credit facility ability to, among other things:

•                  modify, incur or guarantee additional indebtedness;

•                  pay dividends, make certain investments or other restricted payments;

•                  create liens;

•                  enter into transactions with affiliates;

•                  merge or consolidate, or otherwise dispose of all or substantially all of the Company’s and the guarantors’ assets;

•                  prepay indebtedness; and

•                  transfer or sell assets.

In addition, our senior credit facility requires us to maintain compliance with minimum liquidity and minimum EBITDA covenants and a maximum capital expenditure covenant, as specified in the senior credit facility agreement.

Events of Default.  Our senior credit facility provides for customary events of default, including, without limitation, defaults related to (i) failure to make payments when due, (ii) default or acceleration events in certain other material debt agreements, (iii) noncompliance with covenants, (iv) breaches of representations and warranties, (v) specified events of bankruptcy or insolvency, (vi) judgments in excess of specified amounts, and (vii) change in control.  In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding amounts outstanding under the senior credit facility will become due and payable immediately without further action or notice. If any other event of default under the senior credit facility occurs, the lenders holding a majority in aggregate principal amount outstanding under senior credit facility (including letters of credit) may declare all amounts outstanding under the senior credit facility and all interest thereon to be due and payable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of our notes and common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, which we refer to as the IRS, all as in effect as of the date hereof. These authorities are subject to change, possibly retroactively, resulting in tax consequences different from those discussed below. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of our notes or common stock or that any such position would not be sustained by a court.

This discussion is limited to holders who hold our notes and common stock as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities (or investors in such entities), persons subject to the alternative minimum tax, tax-exempt organizations and persons holding our notes and common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.

WE RECOMMEND THAT HOLDERS AND PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR NOTES AND COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS.

As used in this discussion, the term “U.S. holder” means a beneficial owner (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) of our notes or common stock that is a “U.S. person” and the term “non-U.S. holder” means a beneficial owner of our notes or common stock that is not a “U.S. person” or a partnership for U.S. federal income tax purposes.  A “U.S. person” is any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all its substantial decisions or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and validly elected to continue to be so treated.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our notes or common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the ownership and disposition of our common stock and notes.

Classification of the Notes

The determination of whether the notes are classified as debt or equity for U.S. federal income tax purposes is a factual inquiry which requires the weighing of various factors.  These factors are described in case law and IRS rulings, although there is no clear guidance concerning the relative weight to give any particular factor.  An important factor supporting debt characterization is that the instrument in question is an unconditional obligation to pay a sum certain.  Factors supporting equity characterization of an instrument include convertibility into the stock of the issuer (especially where the likelihood of convertibility is high), participation rights, voting power and significant overlap between owners of the issuer’s equity and owners of the instrument.  Because the conversion price of the notes was significantly below the value of the common stock at the time the notes were issued, the noteholders participate in dividends paid to common stockholders and vote on an as-if-converted basis, and the notes were issued to the our stockholders, we are taking the position that the notes should be classified as equity for U.S. federal income tax purposes.  The following discussion assumes that the notes will be treated as equity for U.S. federal income tax purposes.  If the notes were to be treated as debt for U.S. federal income tax purposes, the tax consequences of the ownership and disposition of the notes could be materially different than that described below.  For example, U.S. holders would be required to treat PIK interest as original issue discount includible in gross income in advance of the receipt of cash payments to which the income is attributable.  Holders should discuss with their own tax advisors the issues relating to the tax classification of the notes.

U.S. Holders

Cash Payments of Interest on Notes and Distributions on Common Stock

Cash payments of interest on the notes  and distributions of cash on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles at the end of the tax year of the distribution. Although we don’t believe that we have any accumulated earnings and profits at this time, it is possible that we will generate current earnings and profits in 2010 and succeeding tax years and could, as a result, also generate accumulated earnings and profits in the future. To the extent any such payments and distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-

free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis in our notes or common stock (but not below zero), with any remaining excess being treated as gain from the sale of notes or common stock, as the case may be.  Corporate holders generally will be entitled to claim the dividends received deduction with respect to taxable dividends, subject to applicable restrictions, including satisfaction of applicable holding period requirements.

Payments of PIK Interest on Notes

Treasury Regulations provide that, for purposes of certain tax rules under Section 305 of the Code, “preferred stock” generally is stock which, in relation to other classes of stock outstanding enjoys certain limited rights and privileges (generally associated with specified dividend and liquidation priorities) but does not participate in corporate growth to any significant extent. Thus, an instrument characterized as stock should not be treated as “preferred stock” for these purposes if it has a real and meaningful probability of actually participating in the earnings and growth of the corporation. However, the Treasury Regulations provide that the determination of whether stock is preferred for purposes of Section 305 is made without regard to any right to convert such stock into another class of stock of the corporation.  Because the notes have the right to participate on an “as-if-converted” basis with respect to any dividends paid with respect to our common stock and the economic features of the notes (including the value of the PIK interest when paid and the substantial excess of the common stock value at the time the notes were issued over the conversion price of the notes) are such that the notes’ participation in our corporate growth substantially exceeds that of our common stock, we intend to take the position that the notes will not be treated as “preferred stock” under the Treasury Regulations discussed above because the notes are able to participate in our corporate growth to a significant extent.  However, the matter is not free from doubt as a noteholder’s participation in our liquidation could only occur as a result of the conversion feature of the notes.  Except as noted below, the following discussion assumes that the notes will not be treated as “preferred stock” for purposes of Section 305 of the Code.

If the notes are not treated as “preferred stock” under the Treasury Regulations discussed above, it appears that the PIK interest on the notes generally should not be treated as taxable distributions for U.S. federal income tax purposes, except that such PIK interest will be taxable in the same manner as distributions described above (see “—Cash Payments of Interest on Notes and Distributions on Common Stock,” above) to the extent we also make certain other distributions with respect to other securities that result in “disproportionate distributions” under Section 305(b)(2) of the Code. If such PIK interest is not taxable, a U.S. holder’s tax basis in the notes prior to such payment will be allocated between such notes and the PIK interest, and such U.S. holder’s holding period for the PIK notes received would include such U.S. holder’s holding period for the notes on which such payment was made. If the IRS were to successfully contend that the notes should be treated as “preferred stock” under the Treasury Regulations discussed above, then PIK interest would generally be taxed in the same manner as cash payments of interest. If such PIK interest is taxable, the amount of the dividend would be equal to the fair market value of such PIK interest on the distribution date, a holder’s tax basis in the related PIK note received would be equal to such amount, and such U.S. holder’s holding period for such PIK interest received would begin on the day following the distribution date.

Sale or Other Taxable Disposition of Notes and Common Stock

A sale or other taxable disposition of our notes or common stock will generally result in a U.S. holder recognizing gain or loss equal to the difference between the amount realized upon the disposition  and a U.S. holder’s adjusted tax basis in our notes or common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for our notes or common stock, as applicable, exceeds one year. The utilization of capital losses is subject to limitations.

Redemption of Notes

A redemption of the notes for cash will be a taxable event. If such redemption is treated as a sale or exchange, a holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the notes redeemed (except to the extent that any cash received is attributable to accrued but unpaid interest, which generally will be subject to the rules discussed above in “—Cash Payments of Interest on Notes and Distributions on Common Stock”). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for our notes exceeds one year. The utilization of capital losses is subject to limitations. A redemption will be treated as a sale or exchange if the redemption:

•      results in a “complete redemption” of the holder’s equity interest (including in the form of the notes) in us under Section 302(b)(3) of the Code;

•      is a “substantially disproportionate” redemption with respect to the holder under Section 302(b)(2) of the Code; or

•      is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code.

In determining whether any of these tests has been met, a holder must take into account not only shares of the common stock and the amount of notes that it actually owns, but also shares of the common stock and the amount of notes that it constructively owns within the meaning of Section 318 of the Code.

A redemption will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the holder’s equity interest (including in the form of the notes) in the Company, which will depend on the holder’s particular facts and circumstances at such time. If as a result of the redemption, a holder whose relative equity interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in the Company (including any stock or notes constructively owned), the holder should generally be regarded as having suffered a meaningful reduction in its interest in the Company.

Satisfaction of the “complete redemption” and “substantially disproportionate” tests is dependent upon compliance with the objective requirements set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either (i) all of our stock and notes actually and constructively owned by the holder is exchanged in the redemption or (ii) all of our stock and notes actually owned by the holder is exchanged in the redemption and the holder is eligible to waive, and effectively waives, the attribution of our stock and notes constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Code. A redemption will be “substantially disproportionate” if the percentage of our outstanding voting stock (including in the form of the notes) actually and constructively owned by the holder immediately following the redemption (treating notes and any stock exchanged in the redemption as not outstanding) is less than 80% of the percentage of our outstanding voting stock (including, for these purposes, the  notes) actually and constructively owned by the holder immediately before the redemption (treating notes and any stock exchanged in the redemption as outstanding), and immediately following the redemption the Holder owns less than 50% of the total combined voting power of our stock (including in the form of the notes).

If the redemption does not constitute a sale or exchange, the receipt of cash by such holder will be treated as a distribution. For the federal income tax consequences of receipt of a distribution, see generally “— Cash Payments of Interest on Notes and Distributions on Common Stock,” above.  If a redemption is treated as a distribution, a holder’s tax basis in the notes redeemed should be added to its basis in our stock or notes that continue to be actually or constructively owned by such holder.

Conversion of Notes into Common Stock

Except with respect to cash received in lieu of fractional shares, a U.S. holder should not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the notes. The adjusted tax basis of common stock received on conversion (including any fractional shares deemed to be received) will equal the adjusted tax basis of the notes converted and the holding period of such common stock received on conversion will generally include the period during which the converted notes were held.  The receipt of cash in lieu of a fractional share of common stock will be taxable as if the fractional share had been issued and then redeemed for cash (see “— Redemption of Notes” above for a discussion of the rules regarding whether a redemption is a sale or exchange or, alternatively, a distribution). A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock received upon conversion (determined as described above) between the common stock received and the fractional share, based on their respective fair market values.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances.  Under Section 305(c) of the Code, an adjustment (or the failure to make an adjustment) that has the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes.  Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be deemed to result in a distribution to a U.S. holder.  Some of the possible conversion rate adjustments provided pursuant to the terms of the notes, including the adjustment in connection with the payment of PIK interest on the notes, will not qualify as being pursuant to such a bonafide reasonable adjustment formula.

If such adjustments were to occur, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustment.  Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described above in “—Cash Payments of Interest on Notes and Distributions on Common Stock.”  Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Information Reporting and Backup Withholding

In general, information reporting will apply to amounts treated as dividends and the proceeds from the sale or other taxable disposition of our notes or common stock that are paid to a U.S. holder, unless a U.S. holder is an exempt recipient. A backup withholding tax may apply to such payments if a U.S. holder fails to provide a taxpayer identification number and otherwise comply with the rules for establishing an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Distributions

Dividends (including in the form of PIK interest if determined to be taxable dividends) paid (or deemed paid, including constructive dividends resulting from certain adjustments, or the failure to make certain adjustments, to the conversion rate of the notes as described in “U.S. Holders—Constructive Distributions”) to a non-U.S. holder of our notes or common stock that are not effectively connected with the holder’s conduct of a U.S. trade or business generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or a lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying the holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

As discussed above in “U.S. Holders—Payments of PIK Interest on Notes,” we currently intend to take the position that payments of PIK interest on the Notes are not distributions that would be taxable as dividends to the extent of our relevant earnings and profits.  If such position is respected, these payments should not be subject to U.S. withholding tax.  However, it is possible that the IRS could successfully contend that such payments (to the extent of our relevant earnings and profits) are subject to U.S. withholding tax.  In addition, the decision as to whether or not to withhold will be made by the applicable withholding agent, who may attempt to satisfy any such withholding by reducing payments of cash or PIK interest payable on the notes, or proceeds from a sale subsequently paid or credited to a non-U.S. holder.  A non-U.S. holder that is subject to withholding tax on payments of PIK interest should consult its own tax advisor as to whether it can obtain a refund of all or a portion of the withholding tax.

If a non-U.S. holder holds our notes or common stock in connection with the conduct of a trade or business in the United States, dividends paid (or deemed paid) with respect to the notes or common stock that are effectively connected with the holder’s U.S. trade or business will ordinarily be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form) prior to the payment of the dividends.

Any dividends paid (or deemed paid) on our notes or common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the holder were a resident of the United States, unless the holder is entitled to the benefits of a tax treaty that provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or a lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

Gain on Disposition of our Notes and Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our notes and common stock (including a redemption treated as a sale or exchange rather than a distribution taxable as a dividend) unless:

•      the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•      the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•      our notes or common stock constitute a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our notes or common stock, as the case may be.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or a lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or a lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses.

With respect to the third bullet point above, we believe we currently are not and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, there can be no assurance that we will not become a USRPHC in the future. In the event we do become a USRPHC, a non-U.S. holder would nonetheless not be taxed on such gain if the holder’s ownership of the notes or common stock, as the case may be, does not exceed limits prescribed under the Treasury Regulations applicable to USRPHCs.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our notes or common stock paid (or deemed paid) to a holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, currently at a rate of 28%, generally will not apply to dividends paid (or deemed paid) to a non-U.S. holder of our notes or common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status (typically, by providing a valid IRS Form W-8BEN) or an exemption is otherwise established.

Payment of the proceeds from a non-U.S. holder’s disposition of our notes or common stock made by or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established, and the broker is:

•      a U.S. person or a foreign branch or office of a U.S. person;

•      a controlled foreign corporation for U.S. federal income tax purposes;

•      a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•      a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in the partnership or (2) it is engaged in the conduct of a U.S. trade or business.

Payment of the proceeds from a non-U.S. holder’s disposition of our common stock or notes made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status (such as by providing a valid IRS Form W-8BEN) or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012.  The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our notes or common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements.  In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner.  Prospective investors should consult their tax advisors regarding this legislation.

WE RECOMMEND THAT HOLDERS AND PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR NOTES AND COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS.

LEGAL MATTERS

The validity of the notes and the registrable common stock offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs related to (1) uncertainties resulting from the consequences of the bankruptcy proceedings, and (2) the order by the Bankruptcy Court confirming the Plan of Reorganization effective at the close of business on February 26, 2010). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access certain filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement, including exhibits, from the SEC in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein.  We incorporate by reference the documents listed below that have been previously filed with the SEC:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on March 30, 2010;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which we filed with the SEC on May 17, 2010; and

•                  our Current Reports on Form 8-K, including any amendments thereto, which we filed with the SEC on January 6, 2010, February 22, 2009, March 4, 2010 (Accession No. 0001104659-10-012168), March 4, 2010 (Accession No. 0001104659-10-012183) (except with respect to Item 7.01 and Exhibit 99.1 of such 8-K, which information was furnished to, and not filed with, the SEC, and is therefore not incorporated herein by reference), March 5, 2010 (Accession No. 0001104659-10-012528), March 5, 2010 (Accession No. 0001104659-10-012546), March 17, 2010, May 5, 2010 and May 26, 2010.

We do not incorporate by reference documents or information furnished to, but not filed with, the SEC.

We will provide a copy of the documents we incorporate by reference, upon request and at no cost, to any person who receives this prospectus.  To request a copy of any or all of these documents, you should write or telephone us at:  Investor Relations Department, Accuride Corporation, 7140 Office Circle, Evansville, Indiana 47715, (812) 962-5000.  In addition, each document incorporated by reference is readily accessible on our website at www.accuridecorp.com by clicking on “Investor Information.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our best estimate as to our anticipated costs and expenses expected to be paid by us in connection with a distribution of shares registered hereby. All amounts are estimates except for the SEC registration fee:

SEC registration fee	$15,249
Printing and engraving expenses	$20,000
Accounting fees and expenses	$30,000
Legal fees and expenses	$100,000
Miscellaneous	$10,000
Total	$175,249

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to our company or our stockholders for monetary damages for any breach of fiduciary duty as a director. Subject to certain limitations, our bylaws provides that we must indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have also entered into (or expect to enter into) indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Upon our emergence from bankruptcy, on the effective date of the Plan of Reorganization, we issued an aggregate of (i) 2,000,000 shares of common stock to holders of our prepetition common stock, (ii) 98,000,000 shares of common stock to holders of the old subordinated notes, (iii) 25,000,000 shares of common stock to the backstop providers, and (iv) 987,322 shares of common stock, net of shares withheld for tax purposes, to William M. Lasky, our interim Chief Executive Officer and 307,560 shares of common stock, net of shares withheld for tax purposes, to James H. Woodward, Jr., our Chief Financial Officer, pursuant to the Key Executive Incentive Plan described in the Company’s Current Report on Form 8-K filed on December 1, 2009.  In addition, on the effective date of the Plan of Reorganization, we also issued (i) the notes pursuant to the rights offering and (ii) 22,058,824 warrants to holders of our prepetition common stock.

We generally relied on Section 1145(a)(1) of the United Stated Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of (i) the common stock and warrants issued to the holders of our prepetition common stock, (ii) the common stock issued to the holders of our old subordinated notes and (iii) the portion of common stock issued to the backstop providers in exchange for their administrative claims.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•                  the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan of reorganization with the debtor, or of a successor to the debtor under the plan of reorganization;

•                  the recipients of the securities must hold claims against or interests in the debtor; and

•                  the securities must be issued in exchange, or principally in exchange, for the recipient’s claim against or interest in the debtor.

To the extent that Section 1145(a)(1) was not available, we relied upon Section 4(2) of the Securities Act.  The issuances made under Section 4(2) of the Securities Act included (i) the common stock and warrants issued in exchange for prepetition common stock and/or old subordinated notes issued to the backstop providers, who may be deemed control persons of the Company under the Securities Act, (ii) the portion of common stock issued to the backstop providers other than in exchange for their administrative claims in payment of the backstop fee, (iii) the notes, and (iv) the common stock issued to Mr. Lasky and Mr. Woodward pursuant to our Key Executive Incentive Plan.

On February 4, 2009, we issued to Sun Accuride Debt Investments, LLC, which we refer to as Sun: (i) a warrant, which we refer to as the Sun warrant, which was exercisable for 25% of our fully-diluted old prepetition common stock and (ii) a preferred share, which carried voting rights equal to the number of shares of our prepetition common stock issuable upon the exercise of the Sun warrant.  We issued the Sun warrant and the preferred share in connection with an amendment to our prepetition senior credit facility pursuant to which Sun agreed to make the $70.0 million of Last-Out Loans it held under our prepetition senior credit facility last-out as to payment to the other loans outstanding under the prepetition senior credit facility.  We did not receive any cash consideration.  We relied on Section 4(2) of the Securities Act for these issuances.  On the effective date of the Plan of Reorganization, the Sun warrant and the preferred share were cancelled.

ITEM 16. EXHIBITS

See the Exhibit Index included in this registration statement.

ITEM 17. UNDERTAKINGS

(a)                                  The undersigned registrants hereby undertake:

(i)                                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)                                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(ii)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of each registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Accuride Corporation has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on July 6, 2010.

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

Date:	July 6, 2010

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on July 6, 2010 by the following persons in the capacities indicated.

*	Interim President and Chief Executive Officer (Principal
William M. Lasky	Executive Officer) and Chairman of the Board

*	Senior Vice President and Chief Financial Officer
James H. Woodward, Jr.	(Principal Financial Officer)

*	Vice President and Chief Accounting Officer (Principal
Gregory A. Risch	Accounting Officer)

*	Director
Michael Bevacqua

*	Director
Keith E. Busse

*	Director
Benjamin C. Duster IV, Esq.

*	Director
Robert J. Kelly

*	Director
Stephen S. Ledoux

*	Director
John W. Risner

*By:	/s/ Stephen A. Martin
Stephen A. Martin, as Attorney-in-Fact

Group 1 Co-Registrants

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on July 6, 2010.

ACCURIDE CUYAHOGA FALLS, INC.
AOT INC.
BOSTROM HOLDINGS, INC.
BOSTROM SEATING, INC.
BOSTROM SPECIALTY SEATING, INC.
BRILLION IRON WORKS, INC.
ERIE LAND HOLDING, INC.
FABCO AUTOMOTIVE CORPORATION
GUNITE CORPORATION
IMPERIAL GROUP HOLDING CORP. — 1
IMPERIAL GROUP HOLDING CORP. — 2
JAII MANAGEMENT COMPANY
TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
TRUCK COMPONENTS INC.

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Secretary

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on July 6, 2010 by the following persons in the capacities indicated.

*	Interim President (Principal Executive Officer) and
William M. Lasky	Director

*	Vice President (Principal Financial Officer and
James H. Woodward, Jr.	Principal Accounting Officer) and Director

*By:	/s/ Stephen A. Martin
Stephen A. Martin, as Attorney-in-Fact

Group 2 Co-Registrants

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on July 6, 2010.

ACCURIDE HENDERSON LIMITED LIABILITY COMPANY
AKW GENERAL PARTNER L.L.C.

By:	Accuride Corporation,
as Sole Member

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President / General Counsel

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on July 6, 2010 by the following persons in the capacities indicated.

*	Interim President and Chief Executive Officer (Principal
William M. Lasky	Executive Officer) and Director

*	Senior Vice President and Chief Financial Officer
James H. Woodward, Jr.	(Principal Financial Officer) and Director

*	Vice President and Chief Accounting Officer (Principal
Gregory A. Risch	Accounting Officer)

*	Director
Michael Bevacqua

*	Director
Keith E. Busse

*	Director
Benjamin C. Duster IV, Esq.

*	Director
Robert J. Kelly

*	Director
Stephen S. Ledoux

*	Director
John W. Risner

*By:	/s/ Stephen A. Martin
Stephen A. Martin, as Attorney-in-Fact

Group 3 Co-Registrants

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on July 6, 2010.

ACCURIDE ERIE L.P.

By:	AKW General Partner L.L.C.,
as General Partner

By:	Accuride Corporation,
as Sole Member

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Vice President / General Counsel

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on July 6, 2010 by the following persons in the capacities indicated.

*	Interim President and Chief Executive Officer (Principal Executive Officer) and Director
William M. Lasky

*	Senior Vice President and Chief Financial Officer (Principal Financial Officer) and Director
James H. Woodward, Jr.

*	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Gregory A. Risch

*	Director
Michael Bevacqua

*	Director
Keith E. Busse

*	Director
Benjamin C. Duster IV, Esq.

*	Director
Robert J. Kelly

*	Director
Stephen S. Ledoux

*	Director
John W. Risner

*By:	/s/ Stephen A. Martin
Stephen A. Martin, as Attorney-in-Fact

Group 4 Co-Registrants

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on July 6, 2010.

ACCURIDE DISTRIBUTING, LLC
ACCURIDE EMI, LLC

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Secretary

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on July 6, 2010 by the following persons in the capacities indicated.

*	Interim President (Principal Executive Officer) and Manager
William M. Lasky

*	Vice President (Principal Financial Officer and Principal Accounting Officer) and Manager
James H. Woodward, Jr.

*By:	/s/ Stephen A. Martin
Stephen A. Martin, as Attorney-in-Fact

Group 5 Co-Registrants

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Evansville, State of Indiana, on July 6, 2010.

IMPERIAL GROUP, L.P.

By:	Imperial Group Holding Corp. - 1,
Its General Partner

By:	/s/ Stephen A. Martin
Name: Stephen A. Martin
Title: Secretary

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on July 6, 2010 by the following persons in the capacities indicated.

*	Interim President (Principal Executive Officer) and Director
William M. Lasky

*	Vice President (Principal Financial Officer and Principal Accounting Officer) and Director
James H. Woodward, Jr.

*By:	/s/ Stephen A. Martin
Stephen A. Martin, as Attorney-in-Fact

EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number		Description

2.1	—

Agreement and Plan of Merger, dated as of December 24, 2004, by and among Accuride Corporation, Amber Acquisition Corp., Transportation Technologies Industries, Inc., certain signing stockholders and the Company Stockholders Representatives. Previously filed as an exhibit to the Form 8-K filed on December 30, 2004 and incorporated herein by reference.

2.2	—

Amendment to Agreement and Plan of Merger, dated as of January 28, 2005, by and among Accuride Corporation, Amber Acquisition Corp., Transportation Technologies Industries, Inc. certain signing stockholders and the Company Stockholders Representatives. Previously filed as an exhibit to the Form 8-K filed on February 4, 2005 and incorporated herein by reference.

2.3	—	Third Amended Joint Plan of Reorganization for Accuride Corporation, et al. Previously filed as an exhibit to the Form 8-K filed on February 22, 2010, and incorporated herein by reference.
2.4	—	Confirmation Order for Third Amended Plan of Reorganization. Previously filed as an exhibit to the Form 8-K filed on February 22, 2010, and incorporated herein by reference.
3.1	—

Amended and Restated Certificate of Incorporation of Accuride Corporation. Previously filed as an exhibit to the Form 8-K (Acc. No. 0001104659-10-012168) filed on March 4, 2010, and incorporated herein by reference.

3.2	—	Amended and Restated Bylaws of Accuride Corporation. Previously filed as an exhibit to the Form 8-K (Acc. No. 0001104659-10-012168) filed on March 4, 2010, and incorporated herein by reference.
4.1	—

Indenture, dated as of February 26, 2010, by and among Accuride Corporation, Accuride Corporation’s direct and indirect domestic subsidiaries and Wilmington Trust FSB, with respect to $140.0 million aggregate principal amount of 7.5% Senior Convertible Notes due 2020. Previously filed as an exhibit to the Form 8-K filed on March 4, 2010 (Acc. No. 0001104659-10-012168) and incorporated herein by reference.

4.2	—

Registration Rights Agreement, dated February 26, 2010, by and between Accuride Corporation and each of the Holders party thereto. Previously filed as an exhibit to the Form 8-K (Acc. No. 0001104659-10-012168) filed on March 4, 2010 and incorporated herein by reference.

4.3	—	Form of 7.5% Senior Convertible Note. Previously filed as an exhibit to the Form 8-K (Acc. No. 0001104659-10-012168) filed on March 4, 2010 and incorporated herein by reference.
4.4	—

Bond Guaranty Agreement dated as of March 1, 1999 by Bostrom Seating, Inc. in favor of NBD Bank as Trustee. Previously filed as an exhibit to Amendment No. 1 filed on February 23, 2005 to the Form S-1 effective April 25, 2005 (Reg. No. 333-121944) and incorporated herein by reference.

5.1†	—	Opinion of Latham & Watkins LLP.
10.1	—

Lease Agreement, dated October 26, 1998, as amended, by and between Accuride Corporation and Viking Properties, LLC, regarding the Evansville, Indiana office space. Previously filed as an exhibit to Amendment No. 1 filed on February 23, 2005 to the Form S-1 effective April 25, 2005 (Reg. No. 333-121944) and incorporated herein by reference.

10.2	—

Fourth Addendum to Lease Agreement With Option to Purchase, dated December, 22 2009, by and between Accuride Corporation, Viking Properties, LLC, and Logan Indiana Properties, LLC. Previously filed as an exhibit to the Form 8-K (Acc. No. 0001104659-10-012168) filed on March 4, 2010 and incorporated herein by reference.

10.3	—

Amended and Restated Plant Parcel Lease Agreement, dated as of March 31, 2005 and amended and restated as of March 1, 2009, by and between Accuride Erie L.P. and Greater Erie Industrial Development Corporation, as further amended by the attached Subordination, Non-disturbance and Attornment Agreement, dated June 9, 2009, between First National Bank of Pennsylvania, Greater Erie Industrial Development Corporation and Accuride Erie, L.P. Previously filed as an exhibit to the Form 8-K (Acc. No. 0001104659-09-038179) filed on June 15, 2009 and incorporated herein by reference.

10.4*	—	Accuride Executive Retirement Allowance Policy, dated December 2008. Previously filed as an exhibit to the Form 10-K filed on March 13, 2009 and incorporated herein by reference.
10.5	—	Security Agreement, dated July 26, 2006, by Accuride Canada, Inc. to Citicorp USA, Inc. Previously filed as an exhibit to the Form 10-Q filed on August 9, 2001 and incorporated herein by reference.
10.6*	—	Form of Severance and Retention Agreement (Tier I executives). Previously filed as an exhibit to the Form 10-K filed on March 13, 2009 and incorporated herein by reference.
10.7*	—	Form of Severance and Retention Agreement (Tier II executives). Previously filed as an exhibit to the Form 10-K filed on March 13, 2009 and incorporated herein by reference.
10.8*	—	Form of Severance and Retention Agreement (Tier III executives). Previously filed as an exhibit to the Form 10-K filed on March 13, 2009 and incorporated herein by reference.
10.9	—

Pledge of Shares Agreement, dated June 13, 2003, by and between Accuride Corporation and Citicorp USA, Inc. Previously filed as an exhibit to the Form 10-Q filed August 13, 2003 and incorporated herein by reference.

10.10	—

Lease Agreement, dated March 1, 1999, by and between the Industrial Development Board of the City of Piedmont and Bostrom Seating, Inc. Previously filed as an exhibit to Amendment No. 1 filed on February 23, 2005 to the Form S-1 effective April 25, 2005 (Reg. No. 333-121944) and incorporated herein by reference.

10.11	—

Remarketing Agent Agreement, dated March 1, 1999, among Bostrom Seating, Inc., as User, the Industrial Development Board of the City of Piedmont, as Issuer, and Merchant Capital, L.L.C., as Remarketing Agent. Previously filed as an exhibit to Amendment No. 1 filed on February 23, 2005 to the Form S-1 effective April 25, 2005 (Reg. No. 333-121944) and incorporated herein by reference.

10.12	—

Amended and Restated Build to Suit Industrial Lease Agreement, dated March 17, 2000, as amended, by and between Industrial Realty Partners, LLC and Imperial Group, L.P. Previously filed as an exhibit to Amendment No. 1 filed on February 23, 2005 to the Form S-1 effective April 25, 2005 (Reg. No. 333-121944) and incorporated herein by reference.

10.13	—

Fourth Amendment to Amended and Restated Build to Suit Industrial Lease Agreement, dated February 18, 2010, by and between Industrial Realty Partners, LLC and Imperial Group, L.P. Previously filed as an exhibit to the Form 8-K (Acc. No. 0001104659-10-012168) filed on March 4, 2010 and incorporated herein by reference.

10.14	—

Standard Industrial Commercial Single-Tenant Lease-Net, dated July 16, 2003, by and between Napa/Livermore Properties, LLC and FABCO Automotive Corporation. Previously filed as an exhibit to Amendment No. 1 filed on February 23, 2005 to the Form S-1 effective April 25, 2005 (Reg. No. 333-121944) and incorporated herein by reference.

10.15	—	Fifth Amended and Restated Credit Agreement, dated February 26, 2010, by and among Accuride Corporation, Accuride Canada Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereof, Deutsche Bank Trust Americas, as administrative agent, and the other agents and lenders party thereto. Previously filed as an Exhibit to the Form 8-K (Acc. No. 0001104659-10-012168) filed on March 4, 2010 and incorporated herein by reference.

10.16	—

Second Amended and Restated Guarantee and Collateral Agreement, dated February 26, 2010, made by Accuride Corporation and certain of its subsidiaries in favor of Deutsche Bank Trust Company Americas as administrative agent. Previously filed as an exhibit to the Form 10-K filed on March 30, 2010 and incorporated herein by reference.

10.17*	—	Form of Indemnification Agreement between Accuride and members of the Board of Directors. Previously filed as an exhibit to Form 8-K filed on February 4, 2009 and incorporated herein by reference.
10.18*	—	Form of Indemnification Agreement between Accuride and its Directors and Officers. Previously filed as an exhibit to Form 8-K filed on May 5, 2010 and incorporated herein by reference.
10.19	—

Commercial Lease, effective August 1, 2006, by and between Accuride Corporation and RN Realty. Previously filed as an exhibit to the Form 8-K filed on July 17, 2006 and incorporated herein by reference.

10.20*	—

Accuride Corporation Directors’ Deferred Compensation Plan, as amended and restated, effective January 1, 2009.Previously filed as an exhibit to the Form 10-K filed on March 13, 2009 and incorporated herein by reference.

10.21	—

Agreement of Lease, effective as of January 5, 2009, by and between Accuride Corporation and I-65 Corridor 1, L.L.C. Previously filed as an exhibit to the Form 8-K filed on January 12, 2009, and incorporated herein by reference.

10.22	—

Conversion Cap and Voting Agreement, by and among Accuride Corporation, York Credit Opportunities Fund, L.P., York Credit Opportunities Master Fund, L.P., and York Global Value Partners, L.P. Previously filed as an exhibit to the Form 8-K filed on March 17, 2010 and incorporated herein by reference.

10.23	—

Confirmation and Amendment Agreement, dated February 26, 2010, between Accuride Canada Inc. and Deutsche Bank Trust Company Americas. Previously filed as an exhibit to Form 10-K filed on March 30, 2010 and incorporated herein by reference.

10.24*	—	Accuride Incentive Compensation Plan. Previously filed as an exhibit to Form 10-Q filed on May 5, 2009 and incorporated herein by reference.
10.25*	—	Letter dated May 17, 2010 from Accuride Corporation and Mr. William M. Lasky. Previously filed as an exhibit to Form 10-Q filed on May 17, 2010 and incorporated herein by reference.
10.26*	—	Letter dated May 17, 2010 from Accuride Corporation and Mr. James H. Woodward, Jr. Previously filed as an exhibit to Form 10-Q filed on May 17, 2010 and incorporated herein by reference.
10.27*	—	Form of Restricted Stock Unit Agreement. Previously filed as an exhibit to Form 10-Q filed on May 17, 2010 and incorporated herein by reference.
12.1††	—	Statement of computation of ratio of earnings to fixed charges.
14.1	—

Accuride Corporation Code of Conduct-2005. Previously filed as an exhibit to Amendment No. 2 filed on March 25, 2005 to the Form S-1 effective April 25, 2005 (Reg. No. 333-121944) and incorporated herein by reference.

21.1	—	Subsidiaries of the Registrant. Previously filed as an Exhibit 21.1 to Form 10-K filed on March 30, 2010 and incorporated herein by reference.
23.1†	—	Consent of Deloitte & Touche LLP.
23.2†	—	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1††		Powers of Attorney (see pages S-1 - S-9 of the initial filing of this registration statement)
25.1††	—	Statement of Eligibility of Trustee on Form T-1.

†Filed herewith

††Previously filed

*Management contract or compensatory agreement